SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]
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[X]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

Ross Stores, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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April 8, 2015

Dear Stockholder:

You are cordially invited to attend the 2015 Ross Stores, Inc. Annual Meeting of Stockholders ("Annual Meeting"), which will be held on Wednesday, May 20, 2015 at 1:00 p.m. PDT, at the Garden Court Hotel, 520 Cowper Street, Palo Alto, CA 94301. If you will need special assistance at the meeting, please contact Ms. Angelica Griego, Legal Department, Ross Stores, Inc., 5130 Hacienda Drive, Dublin, CA 94568, (925) 965-4231, at least ten days before the meeting.

We are pleased to make use again this year of the Securities and Exchange Commission-approved process for companies to furnish proxy materials over the Internet. We believe this approach facilitates stockholders’ receipt of proxy materials, while reducing the environmental impact of our Annual Meeting. We will mail to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our proxy materials, including our Proxy Statement and Annual Report to Stockholders for the fiscal year ended January 31, 2015. The Notice also provides instructions on how to vote online or by telephone, and includes instructions on how you can receive a paper copy of the proxy materials by mail. If you receive your Annual Meeting materials by mail, the Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report to Stockholders, and proxy card will be enclosed.

Thank you for your commitment to Ross Stores and for your cooperation in voting your proxy without delay. You may vote your shares by Internet, toll-free telephone number, or mail. Instructions regarding all three methods of voting are included in this Proxy Statement on the page following the Notice of Annual Meeting of Stockholders.

Sincerely,

ROSS STORES, INC.

Barbara Rentler
Chief Executive Officer

ROSS STORES, INC.

Notice of Annual Meeting of Stockholders
to be Held on May 20, 2015

To Our Stockholders:

Please take notice that the 2015 Ross Stores, Inc. Annual Meeting of Stockholders (the "Annual Meeting") will be held on Wednesday, May 20, 2015 at 1:00 p.m. PDT, at the Garden Court Hotel, 520 Cowper Street, Palo Alto, CA 94301, for the following purposes:

1.	To elect eleven directors for a one-year term.

2.	To approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 600,000,000 to 1,000,000,000 shares.

3.	To approve an amendment to our Employee Stock Purchase Plan (“ESPP”) to increase the ESPP’s share reserve by 2,500,000 shares.

4.	To hold an advisory vote on executive compensation.

5.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 30, 2016.

6.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 24, 2015 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of stockholders of record entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relevant to the Annual Meeting during ordinary business hours at the Company’s corporate offices located at 5130 Hacienda Drive, Dublin, CA 94568.

The available voting methods (by Internet, by telephone, or by mail) are described on the next page. We would appreciate you submitting your proxy vote as soon as possible so that your shares will be represented at the meeting.

By order of the Board of Directors,

John G. Call
Corporate Secretary

April 8, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 20, 2015: A complete set of proxy materials relating to our Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, proxy card, and Annual Report, may be viewed at www.proxyvote.com, where you may also cast your vote.

PRINTED ON RECYCLED PAPER

VOTING METHODS

The accompanying Proxy Statement describes proposals that are being submitted for a vote by stockholders at the Ross Stores, Inc. 2015 Annual Meeting to be held on May 20, 2015. If you are a stockholder of record of Ross Stores, Inc. as of March 24, 2015, you have the right to vote your shares, and may elect to do so, by Internet, by telephone, or by mail. You may also revoke your proxy at any time before the Annual Meeting. Please help us save time and postage costs by voting by Internet or by telephone. Both methods are generally available 24 hours a day, seven days a week and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY INTERNET

	a.	Go to the web site at www.proxyvote.com, 24-hours-a-day, seven days a week.
	b.	Enter the Control Number that appears on the proxy card or on the voting instruction card you received from your broker, bank, or their nominee.
	c.	Follow the simple instructions.

2.	BY TELEPHONE

	a.	On a touch-tone telephone, call toll-free 1-800-690-6903, 24-hours-a-day, seven days a week.
	b.	Enter the Control Number that appears on the proxy card or on the voting instruction card you received from your broker, bank, or their nominee.
	c.	Follow the simple recorded instructions.

3.	BY MAIL (Do not mail the proxy card if you are voting by Internet or telephone.)

	a.	Mark your selections on the proxy card.
	b.	Date and sign your name exactly as it appears on your proxy card.
	c.	Mail the proxy card in the enclosed postage-paid envelope.

If your shares are held in the name of a bank, broker, or other holder of record, you are considered a beneficial owner, whose stock is held in "street name," and you will receive instructions for granting proxies from your bank, broker, or other agent, rather than a proxy card. Your broker or nominee will enclose a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. A number of brokers and banks, however, are participating in a program provided through Broadridge Financial Solutions Inc. ("Broadridge") that offers the means to grant proxies to vote shares by Internet and by telephone. If your shares are held in an account with a broker or bank participating in the Broadridge program, you may grant a proxy to vote those shares by Internet or by calling the telephone number shown on the instruction form received from your broker or bank.

If you attend the Annual Meeting, you may be asked to present: (1) valid government-issued photo identification (e.g., driver's license, state-issued ID, or passport); (2) if you hold your shares through a broker, bank, trustee, or nominee (i.e., in street name), proof of beneficial ownership as of the Record Date (e.g., a copy of your voting instruction card or brokerage statement reflecting your stock ownership); and/or (3) for analysts or media, appropriate credentials. Also, the use of cell phones, smart phones, PDA’s, computers/laptops/tablets, music devices, or recording or photographic equipment is not permitted for people attending the Annual Meeting. Security personnel may be present, and coats and bags are subject to search prior to entry.

We must receive votes submitted by Internet, telephone, or mail by 11:59 p.m. PDT on May 19, 2015. Submitting your proxy by telephone or Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

A note about your vote and stock in brokerage accounts: If YOU do not vote your shares on Proposal One (election of directors), your brokerage firm can no longer vote them for you; those shares will remain unvoted. In prior years, if your broker did not receive instructions from you, they were permitted to vote your shares for you in routine director elections. However, stock exchange rules changed starting in 2010 and brokers are no longer allowed to vote uninstructed shares on those matters. So please make your vote count and provide instructions to your broker regarding the election of directors.

Your vote is important. Thank you for voting.

PROXY STATEMENT

2015 Annual Meeting of Stockholders

ROSS STORES, INC.
5130 Hacienda Drive, Dublin, CA 94568
(925) 965-4400
www.rossstores.com

PROXY SOLICITATION

The accompanying proxy is solicited by the Board of Directors of Ross Stores, Inc., a Delaware corporation ("we" or the "Company"), for use at the Company’s 2015 Annual Meeting of Stockholders to be held on Wednesday, May 20, 2015 at 1:00 p.m. PDT, or any adjournments or postponements thereof (the "Annual Meeting"), at which stockholders of record at the close of business on March 24, 2015 are entitled to vote. The Annual Meeting will be held at the Garden Court Hotel, 520 Cowper Street, Palo Alto, CA 94301.

The date of this Proxy Statement is April 8, 2015, the date on which this Proxy Statement and the accompanying Proxy were first sent or given to stockholders.

The purpose of this Proxy Statement is to provide our stockholders with certain information regarding the Company, its management and their compensation, and to provide summaries of the matters to be voted upon at the Annual Meeting. The stockholders will be asked to: (1) elect eleven directors to serve a one-year term; (2) approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 600,000,000 to 1,000,000,000 shares; (3) approve an amendment to our Employee Stock Purchase Plan (“ESPP”) to increase our ESPP’s share reserve by 2,500,000 shares; (4) provide an advisory vote to approve executive compensation; (5) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 30, 2016; and (6) transact such other business as may properly come before the Annual Meeting or any adjournments or postponements.

We had outstanding on March 24, 2015, the Record Date, _____ shares of common stock, par value $0.01, all of which are entitled to vote with respect to all matters to be acted upon at the meeting. Each stockholder is entitled to one vote for each share of stock held. Our Bylaws provide that a majority of all shares entitled to vote, whether present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. For ten calendar days prior to the Annual Meeting, a list of our stockholders of record will be available for viewing by the stockholders for any purpose relevant to the Annual Meeting during ordinary business hours at our corporate offices located at 5130 Hacienda Drive, Dublin, CA 94568. On March 24, 2015, we announced that our Board has declared a 2-for-1 stock split in the form of a stock dividend to be paid on or about June 11, 2015 to stockholders of record on April 22, 2015. The share numbers presented in this Proxy Statement do not reflect the effect of that announced stock dividend, which will double the number of outstanding shares and shares reserved under our equity compensation plans and outstanding equity grants.

All valid proxies received before the Annual Meeting, including proxies granted over the Internet or by telephone and submitted prior to midnight PDT the night before the Annual Meeting, will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted FOR each nominee and FOR proposals 2, 3, 4, and 5. Any proxy given pursuant to this solicitation may be revoked by the person giving it, at any time before it is exercised, by filing with our Corporate Secretary an instrument revoking it, by presenting at the meeting a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information as of March 1, 2015 (except as noted in footnote (2)) regarding the ownership of the common stock of the Company by: (i) all persons who, to the knowledge of the Company, were the beneficial owners of more than 5% of the outstanding shares of common stock of the Company; (ii) each director and each of the executive officers named in the Summary Compensation Table; and (iii) all executive officers and directors of the Company as a group. Common stock is the only issued and outstanding equity security of the Company.

	Amount and Nature of		Percent of Common Stock
Name of Beneficial Owner	Beneficial Ownership	(1)	Outstanding
The Vanguard Group, Inc.
100 Vanguard Blvd.
Malvern, PA 19355	16,649,549	(2)	8.0%
FMR LLC
245 Summer St.
Boston, MA 02210	13,716,528	(2)	6.6%
BlackRock, Inc.
55 East 52nd St.
New York, NY 10022	13,070,581	(2)	6.3%
Michael Balmuth	191,850	(3)	*
K. Gunnar Bjorklund	11,494	(4)	*
Michael J. Bush	79,722	(5)	*
Norman A. Ferber	12,922	(6)	*
Sharon D. Garrett	119,256	(7)	*
Stephen D. Milligan	2,387	(8)	*
George P. Orban	2,813,578	(9)	1.4%
Michael O’Sullivan	460,245	(10)	*
Lawrence S. Peiros	4,957	(11)	*
Gregory L. Quesnel	15,058	(12)	*
Barbara Rentler	427,197	(13)	*
Michael J. Hartshorn	35,669	(14)	*
James S. Fassio	567,981	(15)	*
Douglas Baker	140,710	(16)	*
All executive officers (as defined by Rule 3b-7 of
the Securities and Exchange Act of 1934) and
directors as a group (17 persons, including the
executive officers and directors named above)	5,371,261	(17)	2.6%
____________________

*Less than 1%
(1)	To the knowledge of the Company, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, the information provided in Schedule 13G and 13G/A filings made with the Securities and Exchange Commission, and the information contained in the footnotes to this table.
(2)	Information is as of December 31, 2014 and based on Schedule 13G and 13G/A filings made with the Securities and Exchange Commission. These filings contain further information with respect to the nature of the beneficial ownership and the sole or shared nature of voting and investment power.

(3)	Mr. Balmuth. Includes 84,719 Restricted Stock Units issued under the Company's 2008 Equity Incentive Plan, which Mr. Balmuth has the right to acquire within 60 days of March 1, 2015. Also includes 67,564 shares of the Company's common stock that were issued under the Company's 2008 Equity Incentive Plan, which remain subject to vesting, as well as 39,097 shares of the Company’s common stock issued pursuant to a Performance Share Award under the 2008 Equity Incentive Plan, which remain subject to vesting.
(4)	Mr. Bjorklund. Includes 3,750 shares of the Company’s common stock that were issued under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.
(5)	Mr. Bush. Includes options to purchase 52,948 shares of the Company’s common stock exercisable within 60 days of March 1, 2015. Also includes 3,750 shares of the Company’s common stock that were issued under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.
(6)	Mr. Ferber. Includes 3,750 shares of the Company’s common stock that were issued under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.
(7)	Ms. Garrett. Includes options to purchase 34,890 shares of the Company’s common stock exercisable within 60 days of March 1, 2015. Also includes 3,750 shares of the Company’s common stock that were issued under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting. Also includes 80,616 shares held in the name of Sharon D. Garrett Living Trust.
(8)	Mr. Milligan. Includes 2,387 shares of the Company’s common stock that were issued under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.
(9)	Mr. Orban. Includes 2,191,827 shares held in the name of Orban Partners and 337,065 shares held indirectly by Mr. Orban for his minor children. Mr. Orban, is a general partner and managing partner of Orban Partners. Also includes options to purchase 52,948 shares of the Company's common stock exercisable within 60 days of March 1, 2015, as well as 3,750 shares of the Company’s common stock that were issued under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.
(10)	Mr. O’Sullivan. Includes options to purchase 38,000 shares of the Company's common stock exercisable within 60 days of March 1, 2015. Also includes 274,381 shares of the Company's common stock that were issued under the Company's 2008 Equity Incentive Plan, which remain subject to vesting, as well as 59,059 shares of the Company’s common stock issued pursuant to a Performance Share Award under the 2008 Equity Incentive Plan, which remain subject to vesting.
(11)	Mr. Peiros. Includes 3,941 shares of the Company’s common stock that were issued under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.
(12)	Mr. Quesnel. Includes 3,750 shares of the Company’s common stock that were issued under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.
(13)	Ms. Rentler. Includes 320,075 shares of the Company's common stock that were granted under the Company's 2008 Equity Incentive Plan, which remain subject to vesting. Also includes 70,871 shares of the Company’s Common Stock issued pursuant to a Performance Share Award under the 2008 Equity Incentive Plan, which remain subject to vesting.
Also includes 1,500 shares held by Ms. Rentler’s mother, as to which Ms. Rentler has a power of attorney for voting and disposition, but no pecuniary interest.
(14)	Mr. Hartshorn. Includes 32,211 shares of the Company's common stock that were issued under the Company's 2008 Equity Incentive Plan, which remain subject to vesting, as well as 1,863 shares of the Company’s common stock issued pursuant to a Performance Share Award under the 2008 Equity Incentive Plan, which remain subject to vesting.
(15)	Mr. Fassio. Includes options to purchase 38,000 shares of the Company's common stock exercisable within 60 days of March 1, 2015. Also includes 216,298 shares of the Company's common stock that were issued under the Company's 2008 Equity Incentive Plan, which remain subject to vesting, as well as 19,046 shares of the Company’s common stock issued pursuant to a Performance Share Award under the 2008 Equity Incentive Plan, which remain subject to vesting. Includes 204,637 shares that are held in the name of the James S. Fassio Revocable Trust; also includes 90,000 shares that are held in the name of the James S. Fassio 2012 Dynasty Irrevocable Trust.
(16)	Mr. Baker. Reflects shares held by Mr. Baker as of January 31, 2015. Mr. Baker ceased to be an officer or employee of the Company at the close of business on January 31, 2015.
(17)	Includes 301,505 shares subject to outstanding options and restricted stock units held by directors and executive officers, which may be acquired within 60 days of March 1, 2015. Also includes 1,354,536 shares of the Company's common stock granted under the Company's 2008 Equity Incentive Plan that remain subject to vesting, as well as 216,324 shares of the Company’s Common Stock granted pursuant to Performance Share Awards under the 2008 Equity Incentive Plan, which remain subject to vesting.

PROPOSAL 1
ELECTION OF DIRECTORS

If elected, each nominee will hold office for a one-year term or until his or her successor is elected and qualified, unless he or she resigns or his or her office becomes vacant by death, removal, or other cause in accordance with the Bylaws of the Company. Management knows of no reason why any of these nominees would be unable or unwilling to serve, but if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person(s) for the office of director as the Nominating and Corporate Governance Committee may recommend in the place of such nominee(s).

The terms of the eleven current directors - Michael Balmuth, K. Gunnar Bjorklund, Michael J. Bush, Norman A. Ferber, Sharon D. Garrett, Stephen D. Milligan, George P. Orban, Michael O’Sullivan, Lawrence S. Peiros, Gregory L. Quesnel, and Barbara Rentler - will expire on the date of the Annual Meeting. Accordingly, eleven persons are to be elected to serve as directors on the Board of Directors of the Company (the "Board") at the meeting.

Vote Required and Board of Directors’ Recommendation

Approval by a majority of the votes cast by the holders of shares of common stock present or represented by proxy and voting at the Annual Meeting will determine the election of the directors. Incumbent directors who receive more votes in favor than votes against (or to withhold authority) will be reelected. Abstentions and broker non-votes will be counted as present in determining if a quorum is present, but will not affect the election of directors. As further discussed below, under the heading "Bylaws Provide Majority Voting Standard for Director Elections," our Bylaws provide that any incumbent director who fails to receive more votes in favor of election than votes against (or to withhold authority) in an uncontested director election will not be reelected and also must promptly tender his or her offer of resignation to the Board. At this Annual Meeting, the election of directors is uncontested.

The Board of Directors unanimously recommends that the stockholders vote FOR the eleven director nominees listed below - Michael Balmuth, K. Gunnar Bjorklund, Michael J. Bush, Norman A. Ferber,
Sharon D. Garrett, Stephen D. Milligan, George P. Orban, Michael O’Sullivan, Lawrence S. Peiros,
Gregory L. Quesnel, and Barbara Rentler.

INFORMATION REGARDING NOMINEES AND INCUMBENT DIRECTORS

The Certificate of Incorporation and the Bylaws of the Company provide that the number of members of the Board may be fixed from time to time exclusively by the Board. The Company previously transitioned to a declassified Board, and all directors are to be re-elected annually. The Board currently consists of eleven authorized members; there are currently no Board vacancies.

The Nominating and Corporate Governance Committee’s nominees for election by the stockholders to serve as members of the Board until the 2016 Annual Meeting of Stockholders are the eleven incumbent directors.

The following table indicates the name, age (as of the Annual Meeting), business experience, principal occupation, and term of office of each nominee standing for election at the 2015 Annual Meeting.

Nominees for Election of Directors with Terms Expiring in 2016

	Principal Position	Age	Director Since
Michael Balmuth	Executive Chairman since June 2014; Vice Chairman of the Board and Chief Executive Officer of the Company from 1996 to May 2014; President from 2005 to 2009; Executive Vice President, Merchandising from 1993 to 1996; Senior Vice President, Merchandising from 1989 to 1993. The Nominating and Corporate Governance Committee has noted Mr. Balmuth’s long history and extensive executive and merchandising experience with the Company.	64	1996
K. Gunnar Bjorklund	Chief Executive Officer, RevOptix LLC, since 2014; Senior Advisor, Sverica International since 2014, Managing Director from 1991 to 2014; Director, Corporate Strategic Planning for American Express Company, from 1987 to 1990; management consultant with McKinsey & Company from 1985 to 1987. The Nominating and Corporate Governance Committee has noted Mr. Bjorklund’s executive and consulting experience.	56	2003
Michael J. Bush

Managing Member, B IV Investments, LLC since 2007; Member of the Board of Directors, NTN Buzztime, from 2009 to 2012, President and CEO from 2010 to 2012; President and CEO, 3 Day Blinds, Inc., from 2007 to 2010, Member of the Board of Directors from March 2010 to September 2010; President and Chief Executive Officer, Anchor Blue Retail Group, from 2003 to 2007; President and Chief Executive Officer, Bally, North America, Inc. and member of the Board of Directors of Bally International AG from 2000 to 2002; Executive Vice President, Chief Operating Officer and Director of Movado, Inc. from 1995 to 2000; Senior Vice President of Strategic Planning and Marketing of the Company from 1991 to 1995. The Nominating and Corporate Governance Committee has noted Mr. Bush’s executive and retail experience.

		54	2001
Norman A. Ferber	Chairman Emeritus since June 2014; Consultant to the Company since 1996; Chairman of the Board from 1993 to May 2014; Chief Executive Officer of the Company from 1988 to 1996; President from 1993 to 1996; Chief Operating Officer from 1987 to 1988. Prior to 1987, Mr. Ferber was Executive Vice President, Merchandising, Marketing, and Distribution of the Company. The Nominating and Corporate Governance Committee has noted Mr. Ferber’s long history and extensive executive and merchandising experience with the Company.	66	1987
Sharon D. Garrett

Management consultant, 2013 to present; Member of the Board of Directors, Scott’s Liquid Gold-Inc. since February 2014 (also member of the Audit and Compensation committees); Executive Vice President, Revenue Cycle Optimization, American Medical Response, Inc. from 2012 to 2013 and Senior Vice President, Reimbursement Services from 2007 to 2012; COO of PT Holdings from 2006 to 2007; Executive Vice President, Enterprise Services, PacifiCare Health Systems from 2002 to 2005; provided interim executive services for various companies from 2000 to 2002, including CEO of Zyan Communications from April to November 2000; Senior Vice President and Chief Information Officer of The Walt Disney Company from 1989 to 2000. The Nominating and Corporate Governance Committee has noted Ms. Garrett’s executive and operational experience.

		66	2000

Stephen D. Milligan	President and Chief Executive Officer of Western Digital Corporation since January 2013; President of Western Digital from 2012 to 2013; Chief Executive Officer of Hitachi Global Storage Technologies from 2009 to 2012 and Chief Financial Officer from 2007 to 2009; Senior Vice President, Finance and Chief Financial Officer of Western Digital from 2004 to 2007 and Vice President of Finance from 2002 to 2003. The Nominating and Corporate Governance Committee has noted Mr. Milligan’s executive and financial experience.	51	2015
George P. Orban	Managing partner of Orban Partners, a private investment company, since 1984; Chairman of the Board of Egghead.com, Inc. from 1997 to 2001, and Chief Executive Officer from 1997 to 1999. The Nominating and Corporate Governance Committee has noted Mr. Orban’s executive retail experience and his longstanding familiarity with the Company.	69	1982
Michael O'Sullivan	President and Chief Operating Officer since 2009; Executive Vice President and Chief Administrative Officer from 2005 to 2009, and Senior Vice President, Strategic Planning and Marketing from 2003 to 2005. Before joining the company, Mr. O’Sullivan was a partner with Bain & Company, providing consulting advice to retail, consumer goods, financial services, and private equity clients since 1991. The Nominating and Corporate Governance Committee has noted Mr. O’Sullivan’s executive experience with the Company and consulting experience.	51	2014
Lawrence S. Peiros

Executive Vice President and Chief Operating Officer of The Clorox Company, from 2011 to March 2013; Executive Vice President and Chief Operating Officer - Clorox North America, from 2007 to 2011; Member of the Board of Directors, Annie’s, Inc., from March 2013 until it was acquired in October 2014 (also member of the Compensation Committee (Chair) and Nominating and Corporate Governance committees); Member of the Board of Directors of Potlatch Corporation since 2003 (also member of the Executive Compensation and Personnel Policies (Chair) and Nominating and Corporate Governance committees). The Nominating and Corporate Governance Committee has noted Mr. Peiros’ executive and consumer product and brand experience.

		60	2013
Gregory L. Quesnel

Member of the Board of Directors, SYNNEX Corporation, since September 2005 (also member of the Audit (Chair) and Executive committees); Member of the Board of Directors, Potlatch Corporation since 2000 (also member of the Audit, Compensation, Finance (Chair), and Nominating and Corporate Governance committees); Chief Executive Officer and Member of the Board of Directors, Con-Way (CNF, Inc.), from 1997 to 2004, Executive Vice President and Chief Financial Officer from 1994 to 1997 (Senior Vice President and Chief Financial Officer from 1991 to 1994; prior executive and management positions from 1975 to 1991); prior finance roles with Evans Products Company and Chevron Corporation. The Nominating and Corporate Governance Committee has noted Mr. Quesnel’s executive and financial experience.

		66	2009
Barbara Rentler

Chief Executive Officer since June 2014; President and Chief Merchandising Officer, Ross Dress for Less from 2009 to May 2014, and Executive Vice President, Merchandising, from 2006 to 2009; she also served at dd’s DISCOUNTS as Executive Vice President and Chief Merchandising Officer from 2005 to 2006 and Senior Vice President and Chief Merchandising Officer from 2004 to 2005. Prior to that, she held various merchandising positions since joining the Company in 1986. The Nominating and Corporate Governance Committee has noted Ms. Rentler’s extensive executive and merchandising experience with the Company.

		57	2014

Biographical information concerning our executive officers is contained in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015.

During fiscal 2014, the Board held seven meetings. No incumbent member of the Board, while serving in such capacity, attended fewer than 75% of the total number of Board meetings and applicable committee meetings held during the year. The Board of Directors has determined that Ms. Garrett and Messrs. Bjorklund, Bush, Milligan, Orban, Peiros, and Quesnel are each an independent director under the applicable corporate governance requirements of the listing rules of the NASDAQ Stock Market ("NASDAQ"). During the fiscal year, the independent directors held three meetings in executive session without management.

We have standing Audit, Compensation, and Nominating and Corporate Governance committees. The Board has adopted written charters for each of these committees, which are posted on the Company’s corporate website, www.rossstores.com in the "Investors" section under "Corporate Governance." The Board has also adopted a Code of Ethics for Senior Financial Officers and a Code of Business Conduct and Ethics that applies to all of our employees, officers, directors, and business partners. Both of these Codes are also posted on the Company’s website, as are the Company’s Corporate Governance Guidelines adopted by the Nominating and Corporate Governance Committee.

Board Leadership Structure, Risk Management, and Committees. Our Board has separated the roles of Chairman of the Board ("Chairman") and Chief Executive Officer ("CEO"), and has appointed Michael Balmuth to serve as Executive Chairman. Mr. Balmuth was formerly the Company’s CEO from 1996 through May 2014. Our current CEO, Barbara Rentler, has been in the position since June 2014.

Our Board has determined that the current leadership structure is appropriate because it has worked effectively for many years. Our Board seeks to have both strong leadership as a Board and a strong CEO, and to encourage active oversight by the independent directors. Our experience has shown that separation of the roles of Chairman and CEO can contribute to the effectiveness of both. However, for this structure to be most effective, it is key who fills each of those roles, and our Board believes that it is preferable for both people in these roles to have deep industry expertise and organizational familiarity with the Company. Mr. Balmuth previously served as our CEO (from 1996 through May 2014), which we believe contributes to the effectiveness of our current leadership structure. Our Chairman Emeritus, Norman Ferber served as Chairman from 1993 through May 2014 and was previously CEO from 1988 to 1996. Barbara Rentler, our CEO since June 2014, has been with the Company since 1986.

The Board has designated a Lead Independent Director, to act as a liaison between the Chairman, CEO, and independent directors and to serve as the designated Chair of the Nominating and Corporate Governance Committee. The Lead Independent Director position rotates annually among the independent directors. During fiscal 2014, Mr. Orban served as the Lead Independent Director.

Our Board exercises oversight over our risk management activities, and requests and receives reports from management, including direct presentations and reports made to our Board by officers with responsibility for risk management in various parts of our business. Our Board has delegated primary responsibility for oversight of risks relating to financial controls and reporting to our Audit Committee, which in turn reports to the full Board on such matters as appropriate.

Annual self-evaluations are conducted by the Board, Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, to review and assess their performance and practices.

Audit Committee. The members of the Audit Committee during fiscal 2014 were Ms. Garrett and Messrs. Bush and Quesnel (Chair). Each of the members of the Audit Committee is independent as determined under the applicable corporate governance requirements of the NASDAQ listing rules. The Board has also determined that Ms. Garrett and Messrs. Bush and Quesnel are each "financially literate" and that Mr. Quesnel is considered to be an "audit committee financial expert" as those terms are defined in rules issued by the Securities and Exchange Commission. The functions of the Audit Committee include retaining the Company’s independent auditors, reviewing their independence, reviewing and approving the planned scope of the annual audit, reviewing and approving any fee arrangements with the auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, oversight relating to the adequacy of the Company's accounting and financial controls, reviewing the Company’s critical accounting policies, oversight of the internal audit function, and reviewing and approving related party transactions. The Audit Committee held nine meetings during fiscal 2014. The functions and activities of the Audit Committee are further described under the heading Board of Directors Audit Committee Report.

The Audit Committee also assists the Board in oversight of the managing of certain Company risks, particularly in the areas of internal controls, financial reporting, the internal audit function, and review of related party transactions.

Compensation Committee. The members of the Compensation Committee during fiscal 2014 were Messrs. Bjorklund, Orban (Chair), and Peiros, each of whom is independent as determined under the applicable corporate governance requirements of the NASDAQ listing rules. This committee held eleven meetings during fiscal 2014. The Compensation Committee serves to carry out the responsibilities of the Board relating to determining the compensation of the Company's executives, including the compensation of our CEO. This committee oversees and administers the policies and plans that govern the cash, equity, and incentive compensation of executive officers and non-employee directors of the Company. This committee is also responsible for administering and establishing the terms, criteria and size of equity compensation grants under the Company's 2008 Equity Incentive Plan and cash bonuses under the Incentive Compensation Plan, including establishing and certifying the attainment of the performance goals for those compensation plans, and administering the Company’s Employee Stock Purchase Plan, 401(k) Plan, Nonqualified Deferred Compensation Plan, and Health and Welfare Plans. This committee is also tasked with assisting the Board in succession planning and development and retention of senior management talent, and helping to ensure leadership continuity and organizational strength to achieve the Company's short- and long-term goals.

As discussed in the Compensation Discussion and Analysis, the third party consultant retained by the Compensation Committee during fiscal 2014 to provide market data and advice on executive compensation matters is Exequity, LLP, which was retained only after assessing their independence under the criteria provided in the applicable corporate governance requirements of the NASDAQ listing rules.

After review by the Compensation Committee and management regarding the Company’s compensation policies and practices with respect to risk-taking incentives and risk management, the Company does not believe that potential risks arising from its compensation policies or practices are reasonably likely to have a material adverse effect on the Company.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee during fiscal 2014 were Ms. Garrett and Messrs. Bjorklund, Bush, Orban, Peiros, and Quesnel. Each of the members of the Nominating and Corporate Governance Committee is independent as determined under the applicable NASDAQ listing standards. The Nominating and Corporate Governance Committee considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations to the full Board concerning such candidates. This committee also provides oversight on general matters involving our corporate governance and related policies. This committee held four meetings during fiscal 2014. The Nominating and Corporate Governance Committee Chair position is held by the person who is designated to serve as the Lead Independent Director, which role rotates yearly among independent directors. During fiscal 2014, Mr. Orban served as the Lead Independent Director and Chair of the Nominating and Corporate Governance Committee.

Policy and Procedure for Director Nomination

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications, independence and skill of candidates for election to our Board of Directors. The Nominating and Corporate Governance Committee does not have a formal policy regarding Board diversity; however, this Committee seeks to promote a well-rounded Board, with a balance and diversity of skills and experience appropriate for the Company’s business. When there is a vacancy on the Board of Directors, the Nominating and Corporate Governance Committee is responsible to review and evaluate candidates to fill such vacancy. This committee has a policy with regard to the assessment of director candidates, including candidates recommended by stockholders. This assessment generally will include consideration of criteria including those listed below:

(i)	personal and professional integrity, ethics, and values
(ii)	experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance or other elements relevant to the success of a publicly-traded company in today’s business environment
(iii)	relevant business experience, at a senior management level, preferably in a retail or related industry

(iv)	experience as a board member of another publicly held company
(v)	academic expertise in an area of the Company’s operations
(vi)	practical and mature business judgment, including the ability to make independent analytical inquiries
(vii)	whether the nominee is "independent" for purposes of Securities and Exchange Commission rules and corporate governance requirements of the NASDAQ listing rules applicable to the Company
(viii)	potential conflicts of interest
(ix)	other qualifications and characteristics the Nominating and Corporate Governance Committee believes are pertinent

In considering candidates, the Nominating and Corporate Governance Committee evaluates qualified candidates for nomination to fill open seats on the Board of Directors and makes a recommendation to the full Board concerning such candidates. The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders based on the same criteria that apply to candidates identified by a committee member. There are no specific, minimum qualifications formulated by the Nominating and Corporate Governance Committee that must be met by a potential nominee. The Nominating and Corporate Governance Committee believes that it is desirable for a majority of our directors to satisfy the definition of independence for purposes of the applicable corporate governance requirements of the NASDAQ listing rules, and for at least one director to possess the attributes necessary to be an "audit committee financial expert."

Any stockholder who wishes to recommend a director candidate must submit the recommendation in writing to us at our principal executive offices, addressed to the attention of the Nominating and Corporate Governance Committee, so that it is received no later than 120 calendar days before the one year anniversary of the mailing date of our prior year’s Proxy Statement sent to stockholders. A stockholder who recommends a person as a potential director candidate may be requested by the Nominating and Corporate Governance Committee to provide further information for purposes of evaluating the candidate and for the purpose of providing appropriate disclosure to stockholders.

Bylaws Provide Majority Voting Standard for Director Elections

The Company’s Bylaws provide for a majority voting standard with respect to uncontested elections of directors. Under our current Bylaws, any director nominee in an uncontested election who receives more votes against election (including votes to "withhold authority") than votes in favor of election is not elected. In addition, any incumbent director who fails to receive such majority approval from the stockholders must tender an offer of resignation to the Board within 14 days following certification of the stockholder vote. The Board then has authority to determine whether or not to accept the director’s offer of resignation. The Bylaws provide that the Nominating and Corporate Governance Committee (or another committee designated by the Board) will consider what action should be taken with respect to such offers of resignation, and will make a recommendation to the Board within 60 days following the certification of the stockholder vote. The Bylaws also provide that the Board is required to take action on the matter within 90 days following certification of the stockholder vote. Both the reviewing committee and the Board are authorized to consider all factors they believe to be relevant in determining whether or not to accept any resignation. Within five business days after reaching its decision, the Board is required to publicly disclose the decision, including, if applicable, the reasons for not accepting an offer of resignation.

Stockholder Communications with the Directors

The Board has adopted a process for stockholders to communicate with the Board and/or with individual directors. Stockholders may address such communications in writing to the Chairman of the Board, or to any individual director(s), c/o Ross Stores, Inc., 5130 Hacienda Drive, Dublin, CA 94568. Communications from stockholders addressed to one or more directors will be collected and organized by our Corporate Secretary under procedures approved by the independent directors. The Corporate Secretary will forward all communications to the Chairman of the Board of Directors, or to the identified director(s), as soon as practicable, although communications that are abusive, repetitive, in bad taste, or that present safety or security concerns may be handled differently. The Corporate Secretary may, at his or her discretion, not forward correspondence that is primarily commercial in nature or relating to an improper or irrelevant topic. If multiple communications are received on a similar topic, the Corporate Secretary may, at his or her discretion, forward only representative correspondence.

Director Attendance at Annual Meeting

We typically schedule a Board meeting in conjunction with the Annual Meeting. We expect, but do not require, that all directors will attend the Annual Meeting, absent a valid reason such as an unavoidable scheduling conflict. All of the current members of the Board of Directors attended the 2014 Annual Meeting.

COMPENSATION OF DIRECTORS

The chart below summarizes all compensation earned by all persons serving on our Board of Directors for their services during fiscal 2014:

Director Compensation (Fiscal 2014)
Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards	All Other Compensation (3)	Total Compensation
Michael Balmuth*	$—	$—	$—	$—	$—
K. Gunnar Bjorklund	$82,000	$130,033	$—	$—	$212,033
Michael J. Bush	$83,000	$130,033	$—	$—	$213,033
Norman A. Ferber	$—	$130,033	$—	$1,600,184	$1,730,217
Sharon D. Garrett	$83,000	$130,033	$—	$—	$213,033
Stephen D. Milligan	$—	$220,010	$—	$—	$220,010
George P. Orban	$127,000	$130,033	$—	$—	$257,033
Michael O'Sullivan*	$—	$—	$—	$—	$—
Lawrence S. Peiros	$82,000	$130,033	$—	$—	$212,033
Gregory L. Quesnel	$127,000	$130,033	$—	$—	$257,033
Barbara Rentler*	$—	$—	$—	$—	$—

*	In fiscal 2014, Mr. Balmuth, Ms. Rentler, and Mr. O'Sullivan did not receive any separate compensation for their service as members of the Board. Information regarding compensation for Mr. Balmuth, Ms. Rentler, and Mr. O'Sullivan is reflected in the Summary Compensation Table and the other tables and accompanying discussion.
(1)	Directors only receive one committee meeting attendance fee per day.
(2)	In fiscal 2014, directors were awarded an equity retainer fee in shares of restricted common stock in an amount with a value of $130,000. Stock award values are determined by multiplying the number of shares of restricted stock granted by the closing price of Ross Stores, Inc. common stock as reported on the NASDAQ Stock Market on the date of grant. For fiscal 2014, the amounts shown for Ms. Garrett and Messrs. Bjorklund, Bush, Ferber, Orban, Peiros, and Quesnel reflect a restricted stock award of 1,910 shares granted on May 21, 2014. For fiscal 2014, the amount shown for Mr. Milligan reflects a restricted stock award of 2,387 shares granted on January 21, 2015. The outstanding equity awards held at fiscal year-end by non-employee directors and that remain subject to vesting were as follows:
	a.	Mr. Bjorklund: 3,750 shares of the Company's common stock.
	b.	Mr. Bush: 3,750 shares of the Company's common stock.
	c.	Mr. Ferber: 3,750 shares of the Company's common stock.
	d.	Ms. Garrett: 3,750 shares of the Company's common stock.
	e.	Mr. Milligan: 2,387 shares of the Company's common stock.
	f.	Mr. Orban: 3,750 shares of the Company's common stock.
	g.	Mr. Peiros: 3,941 shares of the Company's common stock.
	h.	Mr. Quesnel: 3,750 shares of the Company’s common stock.

(3)	All Other Compensation for Mr. Ferber consists primarily of amounts paid pursuant to his amended Consultancy Agreement and Retirement Benefits Package Agreement, as described below under the caption Other Compensation. The amount shown is comprised of fiscal 2014 consulting fees of $1,323,000; benefits valued at $95,795 paid under the terms of the Retirement Benefits Package Agreement (which includes executive medical, dental, vision and mental health insurance, health advisory services, group life insurance, accidental death and dismemberment insurance, business travel insurance, group excess personal liability insurance, estate planning, expense reimbursements and certain "matching contributions" (as that term is defined in the agreement)); income tax gross-up payments of $42,396; and administrative support inclusive of benefits valued at $138,993. The amount shown also includes the cost of home and office security systems and services that were covered by the Company. As noted in the Perquisites table and discussion on page 34, occasionally directors and family members of executive officers and directors may join executives on Company-provided private aviation flights made for business purposes if there is a seat that would otherwise go unfilled. Because this benefit has no incremental cost to the Company, it is not reflected in the table.

Standard Fee Arrangements and Restricted Stock Grant Formula

During the 2014 fiscal year, directors who were not associates of the Company ("non-employee directors") received an annual cash retainer of $55,000 (paid quarterly), plus $1,500 for attendance at each Board meeting, $2,000 for attendance at each meeting of the Audit Committee or Compensation Committee, and $1,000 for attendance at each meeting of the Nominating and Corporate Governance Committee. Directors only receive one committee meeting attendance fee per day. The Chairman of the Audit Committee (Mr. Quesnel) and the Chairman of the Compensation Committee (Mr. Orban) received additional annual retainers (paid quarterly) of $44,000 and $25,000, respectively. The Lead Independent Director (who also serves concurrently as Chairman of the Nominating and Corporate Governance Committee (Mr. Orban during fiscal 2014), received an additional annual retainer (paid quarterly) of $20,000. During the fiscal year, the non-employee directors (other than Mr. Milligan, who joined the Board in January 2015 and who received an initial equity granted based on a grant date value of $220,000), also received an annual equity retainer in the form of a grant of restricted shares of common stock with a grant date value of $130,000.

The Compensation Committee determines the value and form of director equity awards on an annual basis, including any equity awards for newly-appointed non-employee directors. The practice is to grant annual awards on the date of the annual stockholders meeting. As indicated above, in fiscal 2014 incumbent directors (except for Mr. Milligan) were awarded an annual equity retainer in the form of a grant of restricted shares of common stock with a grant date value of $130,000. These awards vest in equal annual installments over a three-year period. The 2008 Equity Incentive Plan limits annual restricted stock grants to incumbent directors to 10,000 shares and grants to newly-appointed directors to 24,000 shares.

Other Compensation

Mr. Ferber receives compensation for his services pursuant to an Independent Contractor Consultancy Agreement ("Consultancy Agreement") with the Company that was most recently amended as of February 17, 2015. The agreement currently extends through May 31, 2018 ("Expiration Date"). Under the current agreement, while he serves as a consultant to the Company, Mr. Ferber will receive a consulting fee of $1,523,000 annually, paid in monthly installments; he has voluntarily declined the annual cash retainer and meeting fees otherwise payable to non-employee directors. Mr. Ferber continues to receive the standard annual equity retainer for non-employee directors, in the form of restricted stock, under the Company’s 2008 Equity Incentive Plan. The Consultancy Agreement will terminate in the event of Mr. Ferber’s death, and provides for the Company to reimburse Mr. Ferber (grossed-up for taxes) for estimated premiums through May 31, 2018 on a term life insurance policy for Mr. Ferber and his spouse with a death benefit of $2,000,000.

In the event there is a change in control of the Company, Mr. Ferber would be entitled to continued payment of his then current consulting fee through the Expiration Date or any extension thereof. In the event that Mr. Ferber provides consulting services in connection with an acquisition, merger, or sale involving the Company, he will receive a single payment of $1,500,000 upon the consummation of the transaction even if the consummation occurs after the Expiration Date or any extension thereof.

In addition, the Company has entered into a Retirement Benefits Package Agreement ("Benefits Agreement") with Mr. Ferber, most recently amended as of February 17, 2015, which provides that until the death of both Mr. Ferber and his spouse, Mr. Ferber and his immediate family (his spouse and his children over 21 if living at home or in college) are entitled to continue to participate in (at no cost to them) the following Ross employee benefit plans in which Mr. Ferber now participates: executive medical, dental, vision, and mental health insurance; health advisory services; group life insurance; accidental death and dismemberment insurance; business travel insurance; group excess personal liability; and matching of Mr. Ferber’s 401(k) (or payment of an equivalent amount). The Company may not make any changes in such plans or arrangements that would adversely affect Mr. Ferber’s rights or benefits under the Benefits Agreement, unless such change occurs pursuant to a program applicable to all senior executives (including our CEO). The medical, dental, and vision benefits will be provided at the greater of the level of coverage provided to Mr. Ferber in 2012 or the level of coverage provided to our CEO. Until Mr. Ferber’s death, he will also be reimbursed (grossed-up for taxes) for estate planning fees or expenses incurred by Mr. Ferber up to the maximum annual reimbursement equal to that provided to the CEO (but not less than $20,000). Upon Mr. Ferber’s death, the estate planning benefits will inure to his spouse, until her death. Mr. Ferber is also entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees.

Under the Benefits Agreement, upon termination of Mr. Ferber’s consultancy with the Company (other than due to his death) the Company will pay Mr. Ferber $75,000 per year for a period of 10 years. If, as a result of Mr. Ferber’s status as a consultant to the Company, he becomes ineligible to participate in any of the Company’s employee benefit plans, the payments made under the Benefits Agreement will increase to enable Mr. Ferber to procure (to the extent available) such benefits at no additional after-tax cost to him. In addition, the Company has agreed to provide administrative support for Mr. Ferber as long as he serves as a member of the Company’s Board. Mr. Ferber and his immediate family are also entitled to Company associate discount cards until Mr. Ferber’s death.

PROPOSAL 2
APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO
INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Background

Under Delaware law, the Company may only issue shares of Common Stock to the extent such shares have been authorized for issuance under the Company’s Certificate of Incorporation (“Certificate”). The Certificate currently authorizes the issuance by the Company of up to 600,000,000 shares of Common Stock, $0.01 par value. As of March 24, 2015, _________ shares of the Company’s Common Stock were issued and outstanding. However, following the effectiveness of the previously announced 2-for-1 stock split that will be paid in June 2015, and after providing for shares already reserved for issuance under our equity plans, approximately _______ million shares of Common Stock would remain unissued and unreserved.

In order to ensure sufficient shares of Common Stock will be available for issuance by the Company, the Board of Directors on March 11, 2015 approved, subject to stockholder approval, amending the Company’s Certificate of Incorporation to increase the number of shares of such Common Stock authorized for issuance from 600,000,000 to 1,000,000,000.

Purpose and Effect of the Amendment

The principal purpose of the proposed amendment to the Certificate is to authorize additional shares of Common Stock which will be available in the event the Board of Directors determines that it is necessary or appropriate to declare future stock dividends or stock splits, to raise additional capital through the sale of equity securities, to acquire another Company or its assets, to establish strategic relationships with corporate partners, provide equity incentives to employees and officers, or for other corporate purposes. The Company has declared and paid one-for-one stock dividends in March 1997, September 1999, December 2003, December 2011, and has declared another stock dividend to be paid in June 2015. The Board of Directors has no current intention to further split the outstanding Common Stock by declaring a stock dividend, and the declaration and payment of such a stock dividend by the Board would be contingent upon several factors, including the market price of the Company's stock, the Company's expectations about future performance, and the Company's beliefs about general stock market trends. The availability of additional shares of Common Stock is particularly important in the event that the Board of Directors needs to undertake any of the foregoing actions on an expedited basis and thus to avoid the time and expense of seeking stockholder approval in connection with the contemplated issuance of Common Stock. The Board of Directors has no present agreement, arrangement or intention to issue any of the shares for which approval is sought. If the amendment is approved by the stockholders, the Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law and by the corporate governance requirements of the listing rules of NASDAQ.

The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. However, the Board will have the authority to issue authorized Common Stock without requiring future stockholder approval of such issuances, except as may be required by applicable law and by the corporate governance requirements of the listing rules of NASDAQ. To the extent that additional authorized shares are issued in the future, they may decrease the existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders. The holders of Common Stock have no preemptive rights and the Board of Directors has no plans to grant such rights with respect to any such shares.

The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could, within the limits imposed by applicable law, be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company.

The Board of Directors is not currently aware of any attempt to take over or acquire the Company. While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized Common Stock is not prompted by any specific effort or takeover threat currently perceived by management.

If the proposed amendment is approved by the stockholders, Article Fourth (A) of the Company's Certificate of Incorporation will be amended to read as follows:

A.	Capitalization. The total number of shares of all classes of stock which the Corporation will have authority to issue is One Billion Four Million (1,004,000,000), consisting of

1.	Four Million (4,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock"); and

2.	One Billion (1,000,000,000) shares of Common Stock, par value one cent ($.01) per share (the "Common Stock").

The additional shares of Common Stock to be authorized pursuant to the proposed amendment will have a par value of $.01 per share and be of the same class of Common Stock as is currently authorized under the Certificate. The Company does not have any current intentions, plans, arrangements, commitments, or understandings to issue any shares of its capital stock except in connection with our existing equity incentive and employee stock purchase plans.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the shares of outstanding Common Stock is required for approval of this proposal. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present. Abstentions and broker non-votes will have the same effect as a negative vote on this proposal.

The Board of Directors unanimously recommends that the stockholders vote FOR approval of the
Amendment to the Certificate of Incorporation to increase the number of authorized shares of Common
Stock from 600,000,000 to 1,000,000,000 shares.

PROPOSAL 3
APPROVE AN AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN TO
INCREASE THE SHARE RESERVE BY 2,500,000 SHARES

The Board of Directors is asking our stockholders to approve an amendment to our Employee Stock Purchase Plan (“ESPP”) to increase by 2,500,000 the maximum number of shares of our Common Stock authorized for sale to our employees. The Company’s stockholders have previously approved the sale of up 20,000,000 shares under the ESPP (subject to adjustment upon certain changes in the capital structure of the Company). The ESPP was originally adopted in 1988, and over the subsequent 27-year period, an aggregate of 19,342,000 shares of common stock have been purchased by employees. As of the December 31, 2014 purchase date, a total of 658,000 shares remained available for future purchases, without giving effect to this proposal.

We believe that the ESPP benefits the Company and its stockholders by providing employees with an opportunity to acquire a proprietary interest in the Company that is helpful in attracting, retaining, and motivating valued employees. To ensure that we will have a sufficient pool of shares to continue offering this broad-based equity ownership opportunity, the Board of Directors has unanimously adopted, subject to stockholder approval, an amendment to increase the maximum number of shares of Common Stock authorized for issuance under the ESPP by 2,500,000 shares, to an aggregate historical total of 22,500,000 shares. Upon approval of the proposed increase, a total of 3,158,132 shares of common stock would be available for future purchases by employees.

Summary of the ESPP

The following is a summary of the material terms of the ESPP.

General Operation. The ESPP is intended to qualify as an “employee stock purchase plan” under section 423 of the Internal Revenue Code. Each participant is granted at the beginning of each offering under the ESPP the right to purchase, using accumulated payroll deductions, up to a number of shares of our Common Stock determined on the first day of the offering period. The purchase right is automatically exercised on the last day of the offering period unless the participant has withdrawn from participation in the ESPP or has ceased to be an employee.

Administration. The Board of Directors or a duly appointed committee of the Board is responsible for administering the ESPP, although the Board has delegated many of the administrative functions to our Senior Vice President, Human Resources. The Board will interpret the ESPP and purchase rights granted under the plan, and all determinations of the Board will be final and binding on all persons having an interest in the ESPP.

Authorized Shares. Currently, a maximum of 20,000,000 authorized but unissued or reacquired shares of our Common Stock may be issued under the ESPP, subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, or in the event of any merger or other reorganization not involving the receipt of consideration by the Company. If any participant’s purchase right expires or terminates, the shares subject to the unexercised portion of purchase right will again be available for issuance under the ESPP. If the stockholders approve this proposal, the maximum number of shares authorized for issuance under the ESPP will be increased by 2,500,000 shares to an aggregate total of 22,500,000 shares. As of the December 31, 2014 purchase date, a total of 658,000 shares remained available for future purchases, without giving effect to this proposal.

Eligibility. Any employee of the Company or of any present or future parent or subsidiary corporation of the Company who has completed at least six months of continuous employment is eligible to participate in an offering under the ESPP so long as the employee is customarily employed for at least 20 hours per week and more than five months in any calendar year. However, no employee who owns or holds options to purchase, or who, as a result of participating in the ESPP, would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company is eligible to participate in the ESPP. As of the December 31, 2014 purchase date, 51,000 employees with six months of continuous employment (which includes full-time, part-time employees, and 9 executive officers), were eligible to participate in the ESPP; provided they met the 20 hours per week eligibility requirement.

Offerings. The ESPP is generally implemented through four offerings each calendar year. Each offering period has a duration of approximately three months. Offering periods begin on or about January 1, April 1, July 1, and October 1 of each year. However, the Board may establish a different term for one or more offerings or different commencement or ending dates for any offering period. The last day of each offering period is a purchase date on which employees participating in that offering period purchase shares of our Common Stock.

Purchase Price. The price at which shares are sold under the ESPP in each offering is established by the Board but may not be less than 85% of the lesser of the fair market value per share of Common Stock (generally determined by the closing sale price) on the first day of the offering period or on the purchase date. This purchase price formula has generally applied to all offering periods under the ESPP. On the December 31, 2014 purchase date, the closing price per share of our Common Stock quoted on the NASDAQ Stock Market was $94.26.

Payroll Deductions. Participation in an offering under the ESPP is limited to eligible employees who authorize payroll deductions prior to the beginning of the offering period. Payroll deductions may not exceed 10% (or such other rate as the Board determines) of an employee’s compensation on any pay day during the offering period. An employee who becomes a participant in the ESPP will automatically participate in each subsequent offering period until the employee withdraws from the ESPP, becomes ineligible to participate, or ceases employment.

Subject to any uniform limitations or notice requirements imposed by the Company, a participant may decrease his or her rate of payroll deductions or withdraw from the ESPP at any time during an offering period or increase his or her payroll deduction rate to become effective with the next offering period. Upon withdrawal, the Company will refund without interest the participant’s accumulated payroll deductions not previously applied to purchase shares. A participant who has withdrawn from the ESPP may not again participate in the same offering period.

Grant of Purchase Rights. Subject to certain limitations, each participant in an offering is granted a purchase right for a number of whole shares determined by dividing (i) $2,083.33 multiplied by the number of months in the Offering Period by (ii) the fair market value of a share of Common Stock on the first day of the offering period. In any event, no participant may accrue a right to purchase shares of Common Stock under the ESPP or any other employee stock purchase plan of the Company having a fair market value, exceeding the applicable federal limit (currently $25,000 per year) (measured by the fair market value of our Common Stock on the first day of the offering period in which the shares are purchased) for each calendar year in which the purchase right is outstanding at any time. Purchase rights are nontransferable and may only be exercised by the participant.

Purchase of Shares. On the last day of each offering period, each participant automatically acquires from the Company a number of shares of Common Stock determined by dividing the amount of payroll deductions accumulated for the participant during the offering period by the purchase price, limited in each case by the number of shares subject to the participant’s purchase right for that offering period. Any payroll deductions under the ESPP not applied to purchase shares will be returned to the participant without interest.

Change in Control. The ESPP defines a “change in control” of the Company as any of the following events: (i) a dissolution or liquidation of the Company; (ii) the sale, lease or other disposition of all or substantially all of the assets of the Company; or (iii) a merger, reverse merger, consolidation or reorganization of the Company with or into another entity, or any other capital reorganization in which more than 50% of the voting shares of the Company are exchanged. If a change in control occurs, then the Board may arrange for: (i) continuation of the outstanding purchase rights; (ii) the assumption or replacement of outstanding purchase rights by the surviving or acquiring corporation; or (iii) the exercise of outstanding purchase rights prior to the change in control.

Amendment or Termination. The ESPP will continue until terminated by the Board or until all of the shares reserved for issuance under the plan have been issued. The Board may at any time amend, suspend, or terminate the ESPP, except that the approval of the Company’s stockholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the ESPP, or changing the definition of the corporations which may be designated by the Board as corporations the employees of which may participate in the ESPP. Generally, no amendment, suspension, or termination of the ESPP may adversely affect a participant’s outstanding purchase right without the participant’s consent.

Summary of United States Federal Income Tax Consequences

The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the ESPP and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

The ESPP is intended to qualify under the provisions of section 423 of the Internal Revenue Code. Under these provisions, there are no tax consequences to an employee of either becoming a participant in the ESPP or purchasing shares under the ESPP. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after being granted a purchase right or within one year after the purchase date on which the shares are acquired (a “disqualifying disposition”), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the purchase date and the purchase price. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares more than two years after being granted the purchase right and more than one year after the purchase date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price; or (ii) the difference between the fair market value of the shares on the first day of the offering period and the purchase price (determined as if the purchase right was exercised) on the first day of the offering period. Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant’s death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price; or (ii) the difference between the fair market value of the shares on the first day of the offering period and the purchase price (determined as if the purchase right was exercised on the first day of the offering period) is recognized as ordinary income in the year of the participant’s death.

If the exercise of a purchase right does not constitute an exercise pursuant to an “employee stock purchase plan” under section 423 of the Internal Revenue Code, the exercise of the purchase right will be treated as the exercise of a nonstatutory stock option. The participant would therefore recognize ordinary income on the purchase date equal to the excess of the fair market value of the shares acquired over the purchase price paid. Such income is subject to withholding of income and employment taxes. Any gain or loss recognized on a subsequent sale of the shares, as measured by the difference between the sale proceeds and the sum of (i) the purchase price for such shares; and (ii) the amount of ordinary income recognized on the exercise of the purchase right, will be treated as a capital gain or loss, as the case may be.

If the participant disposes of the shares in a disqualifying disposition, the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code or the regulations thereunder. In all other cases, no deduction is allowed the Company.

Amended Plan Benefits and Additional Information.

Because benefits under the ESPP will depend on employees’ elections to participate and the fair market value of the Company’s Common Stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the proposed amendment to the ESPP is approved by our stockholders. No purchase rights have been granted with respect to the 2,500,000 additional shares for which stockholder approval is being sought.

The numbers of shares of Common Stock purchased under the ESPP by the NEOs since its inception are as follows: Mr. Balmuth, 84,809 shares; Ms. Rentler, 47,025 shares; Mr. Hartshorn, 16,083 shares; Mr. O’Sullivan, 1,116 shares; Mr. Fassio, 234,133 shares; and Mr. Baker, 54,097 shares; all current executive officers as a group purchased 495,388 shares; and all employees who are not executive officers, as a group, purchased 18,846,480 shares. No shares were purchased under the ESPP by any directors who are not executive officers, any other nominee for election as a director or any associates of such directors or nominees or of any executive officers, and no person has purchased five percent or more of the total number of shares issued under the ESPP. Nonemployee directors are not eligible to participate in the ESPP.

Vote Required and Board of Directors’ Recommendation

Approval of this proposal requires a number of votes “For” the proposal that represents a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting, with abstentions and broker non-votes each being counted as present for purposes of determining the presence of a quorum, abstentions having the same effect as a negative vote and broker non-votes having no effect on the outcome of the vote.

The Board of Directors believes that the opportunity to purchase shares under the ESPP is important to attracting and retaining qualified employees essential to the success of the Company, and that stock ownership is important to providing such persons with an incentive to perform in the best interest of the Company and its stockholders.

The Board of Directors unanimously recommends that the stockholders vote FOR the proposal to amend the ESPP.

PROPOSAL 4
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Board is asking our stockholders to vote, on an advisory basis, on the compensation of our Named Executive Officers ("NEOs") as described in this Proxy Statement. This annual proposal, commonly known as a "Say on Pay" proposal, is designed to give our stockholders the opportunity to endorse or not endorse our executive compensation program.

Board of Directors’ Recommendation and Vote Required

Our executive compensation program has been designed to align our executive officers’ compensation with the short- and long-term strategic goals of the Company and the interests of our stockholders, recognize individual performance and contributions, and assist us in attracting, motivating, and retaining a strong leadership team. The underlying philosophy of our program has not changed since 1982. We believe that it has been a key reason historically that we have been able to recruit and retain outstanding executives, and achieve exceptional rates of stockholder return over the long time horizons. Having management stability and smart people who know our business are critical to our success. Our five continuing NEOs have been with the Company for a combined total of 104 years, with an average tenure of more than 20 years. Over the last 10 years, our average annual total shareholder return has been 22%, and our average annual rate of return on equity has been 38%. We have also returned $3.6 billion to stockholders through annual share repurchases during that time.

At last year’s Annual Meeting, our stockholders voted more than 99% in favor of the advisory approval. We believe our executive compensation program continues to be effective.

A substantial majority of the compensation awarded to our NEOs, or realizable by them, is linked to Company profit performance and to the value of our common shares. Base salaries account for approximately 15% of NEOs' total compensation.

As further described below under the heading "Executive Compensation - Compensation Discussion and Analysis," which we encourage you to review, highlights of our executive compensation program include the following:

●

Annual Cash Incentive: This portion of compensation is completely at risk due to the performance-based structure of our Incentive Compensation Plan. The amount of the annual bonus awards paid under our Incentive Compensation Plan can vary significantly based on the Company's degree of success in the achievement of pre-tax profit (adjusted pre-tax earnings) targets established in advance by our Compensation Committee.

●

Performance Share Awards: Unlike the Incentive Compensation Plan, which pays out cash bonuses entirely on an annual basis, a significant portion of the performance shares, once earned based on performance achieved in a given year, are then subject to further vesting based on continued service to the Company over a two-year period. We believe this framework encourages executive retention and further strengthens the incentive to produce long-term value for our stockholders by working to increase the share price over a multi-year time horizon.

●

Restricted Stock Awards: Restricted stock awards granted to our NEOs vest in large increments after a minimum of three years and typically over five years of service (so-called "cliff" vesting). We believe that the value of these awards and their extended vesting periods provide a strong incentive for our NEOs both to remain employed at the Company and to successfully manage and grow the value of Ross shares over the long-term. We believe these long-term equity awards are extremely important to aligning the financial interests of our NEOs with those of our stockholders and expose the NEOs to the consequences of both increases and decreases in the value of Ross shares. Our use of full value awards is also intended to manage overall compensation expense and to mitigate the impact of dilution under the Company’s equity plans.

The Board and Compensation Committee believe that our executive compensation program is well-designed, appropriately aligns the compensation of our NEOs with our performance objectives, and incentivizes strong individual performance. Accordingly, the Board recommends that our stockholders vote in favor of the following resolution at the 2015 Annual Meeting of Stockholders:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Ross Stores, Inc. NEOs, as disclosed in the Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and related narrative discussion.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement. Although this vote is advisory and is not binding on the Board, the Compensation Committee, or the Company, we value the input and views of our stockholders. The Compensation Committee will review the outcome of the vote when considering future executive compensation policies and decisions.

This proposal to approve our executive compensation, on an advisory basis, will be approved if the number of shares voted FOR exceeds the number of shares voted AGAINST. Abstentions and broker non-votes each will be counted as present in determining if a quorum exists, but will not be counted as having been voted on this proposal and will have no effect on the outcome.

The Board of Directors unanimously recommends that the stockholders vote FOR the advisory approval of our executive compensation.

PROPOSAL 5
RATIFY THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP ("Deloitte") as the independent registered public accounting firm for the Company for the fiscal year ending January 30, 2016. It is anticipated that a representative of Deloitte will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast affirmatively or negatively by holders of shares of common stock present or represented by proxy at the Annual Meeting is required for approval of this proposal. Abstentions and broker non-votes each will be counted as present in determining if a quorum exists, but will not be counted as having been voted on this proposal and will have no effect on the outcome.

Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our Bylaws or otherwise. The Board, however, is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte. Even if the selection is ratified by our stockholders, the Audit Committee at their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

The Board of Directors unanimously recommends that the stockholders vote FOR approval of the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 30, 2016.

ROSS STORES, INC.
BOARD OF DIRECTORS AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, its system of internal controls, and the independence and performance of both its internal and independent auditors. The Audit Committee is also responsible for the selection and engagement of the Company’s independent auditors. The Audit Committee is composed of three non-employee directors and operates under a written charter adopted and approved by the Board of Directors. This charter is available on the Company’s website, www.rossstores.com, under "Corporate Governance," in the "Investors" section. Each Committee member is independent as defined by the applicable corporate governance requirements of the NASDAQ listing rules.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

In this context, we held nine meetings during fiscal 2014. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors, and the Company’s independent registered public accounting firm, Deloitte. We discussed with representatives of the Company’s internal and independent auditors the overall scope and plans for their respective audits. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended January 31, 2015 with management and Deloitte.

We also discussed with the independent auditors matters required to be discussed with audit committees under standards published by the Public Company Accounting Oversight Board ("PCAOB"), including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and other required communications with audit committees.

In addition, the Audit Committee discussed with Deloitte their independence from management and the Company, including matters in the written disclosures required by PCAOB Ethics and Independence Rule 3256 ("Communications with Audit Committees Concerning Independence"). When considering Deloitte’s independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the fees paid to Deloitte for audit and non-audit services.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended January 31, 2015 be included in the Company’s Annual Report on Form 10-K. We also selected Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending January 30, 2016, and are requesting that our stockholders ratify this appointment.

Summary of Audit, Audit-Related, Tax, and All Other Fees

The Audit Committee reviews and approves all proposed audit and non-audit engagements and related fees of Deloitte. In addition, any audit and non-audit fees for newly proposed professional services that arise during the year, or changes to previously approved fees and work, are reviewed and approved in advance of commencement of such services by the Audit Committee at their regularly scheduled meetings throughout the fiscal year. Should a situation arise that requires approval between meetings, the Audit Committee has delegated authority to its Chairman to authorize such pre-approval and report on same at the following regularly scheduled meeting.

The following table summarizes the aggregate billings by Deloitte for professional services to the Company rendered during fiscal 2014 and 2013.

Fees	Fiscal Year 2014	Fiscal Year 2013
Audit Fees	$1,405,000	$1,255,000
Audit-Related Fees	90,000	107,000
Tax Fees
Tax Compliance Fees	291,000	285,000
Other Tax Services	30,000	54,000
All Other Fees	—	—
Total Fees	$1,816,000	$1,701,000

Audit Fees in fiscal 2014 and 2013 included fees related to the audit of the financial statements included in the Company’s Annual Report on Form 10-K, reviews of the financial statements included in Quarterly Reports on Form 10-Q, Sarbanes-Oxley compliance services, and in fiscal 2014, the Company's September 2014 public debt offering. Audit-Related Fees were for consultation on accounting standards or transactions, audits of employee benefit plans, and Sarbanes-Oxley services. Tax Fees were for tax-related services, consisting of compliance services (i.e., review of the Company’s tax returns and other tax compliance matters) and other tax services. All of the services reflected in the table were pre-approved by the Audit Committee.

SUBMITTED BY THE AUDIT COMMITTEE OF THE
COMPANY'S BOARD OF DIRECTORS

Gregory L. Quesnel, Chairman
Michael J. Bush
Sharon D. Garrett

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We operate two brands in the challenging off-price apparel and home goods sector -- Ross Dress for Less, the largest off-price apparel and home fashion chain in the United States, and dd's DISCOUNTS. To effectively compete in this environment, we need to attract and retain an executive leadership team with the necessary expertise and experience to successfully execute our off-price strategies in all facets of our operations. Having management stability and smart people who know our business are critical to our success. Our five continuing NEOs have been with the Company for a combined total of 104 years, with an average tenure of more than 20 years. Over the last 10 years our average annual total shareholder return has been 22%, and our average annual rate of return on equity has been 38%. We have also returned $3.6 billion to stockholders through annual share repurchases during that time.

The Compensation Committee reviews our executive compensation practices annually. The Committee recently:

●	Provided oversight during the successful CEO transition that took place during 2014
●	Approved updated employment agreements with the new CEO and with other key executives
●	Formalized the process used to evaluate risks associated with our compensation programs
●	Eliminated single trigger equity acceleration upon change in control for all new executive employment agreements and equity awards

Our executive compensation approach and philosophy has been consistent for many years. We believe our executive compensation philosophy and objectives are working well and are in alignment with the interests of our stockholders. At the 2014 Annual Meeting, our stockholders expressed approval of the compensation of our NEOs, with more than 99% voting in favor of our say-on-pay proposal. As a result, the Compensation Committee continued our approach and philosophy in determining executive compensation.

Compensation Philosophy and Objectives

We believe in strongly aligning executive compensation with stockholder interests by linking significant elements of the compensation package directly to stock value. Retention is also an important objective of our programs, as we believe that the Company’s growth and improvements in year over year performance are directly related to the consistent efforts of our executive leadership team. Our executive compensation program is designed to:

●	Attract, motivate, and retain a strong leadership team to create and sustain our business success in the challenging off-price apparel and home goods market.
●	Reinforce our high-performance culture and values through programs focused on clarity and accountability that are also levered to deliver above-market compensation opportunities for superior performance and results.
●	Create alignment of interests between the executive leadership team and stockholders, with a focus on longer-term stockholder value creation.
●	Differentiate executive pay to recognize critical skills, contributions, and the current and future potential impact on the organization’s success.

We achieve these objectives through the following three primary components of our compensation programs:

●	Base Salary: A fixed cash compensation amount that is competitive within the markets in which we compete for executive talent. Base salaries account for approximately 15% of NEOs' total compensation.
●

Annual Cash Incentive: A short-term cash incentive compensation plan with payout levels based on degree of achievement of a pre-established pre-tax operating income performance goal. The "Incentive Compensation Plan" is designed to focus the entire executive team on a shared annual Company performance goal.

●	Long-Term Equity Incentives: The greatest emphasis among the three components is placed on long-term incentives in order to align our management team with achievement of increasing long-term stockholder value. Equity-based compensation takes two forms -- performance share awards and restricted stock awards, which are subject to performance-based and/or service-based vesting requirements.

We do not provide pensions or supplemental retirement plans, and in fiscal 2014 our NEOs did not receive any Company matching contributions under our deferred compensation plan.

Oversight of the Executive Compensation Program

The Compensation Committee

The Compensation Committee (the "Committee") serves to carry out the responsibilities of the Board relating to compensation of our executive officers, including the compensation of our CEO. The Committee is comprised of three independent directors, George P. Orban (Chair), K. Gunnar Bjorklund, and Lawrence S. Peiros. All three Committee members meet the independence requirements of the NASDAQ listing rules, the Securities and Exchange Commission rules relating to the grant of equity compensation, and Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee operates under a written charter which the Committee reviews periodically and is approved by the full Board of Directors.

Consultants and Advisors

The Committee has the sole authority under its Charter to retain and terminate consultants or advisors to assist the Committee. For fiscal 2014, the Committee retained an independent compensation consulting firm, Exequity, LLP (the "Consultant") to assist the Committee in its review of executive and CEO compensation structure and strategy. The Consultant attended select meetings at the invitation of the Committee, assisted the Committee with analyzing competitive peer company market data and relevant information relating to the Company’s compensation programs, and reported to the Committee in regard to market trends and technical developments. In addition, members of our management team keep abreast of developments in compensation and benefits matters and participate in the gathering and presentation of data related to these matters as requested by the Committee.

Role of Management and CEO in the Compensation Process

Our CEO provides compensation recommendations regarding each NEO, other than for herself, to the Committee each year. The Committee reviews each element of compensation for each NEO.

The CEO is not involved in the process for setting her own compensation. The Committee establishes the CEO’s compensation based on a thorough review of the CEO’s performance that includes: (i) an objective assessment against agreed-upon metrics set by the Committee; (ii) an analysis showing past compensation and projected future compensation; and (iii) a self-evaluation by the CEO that the Committee discusses with the independent directors and that is based on the annual statement of CEO objectives prepared at the beginning of the fiscal year. The CEO’s total direct compensation package is reviewed annually by the Committee, which then presents its recommendation to the other independent directors for review and comment. After this process, the Committee then makes the final determinations on compensation for the CEO.

Comparative Framework

Peer group data is one of a number of factors considered in determining compensation levels and packages for our NEOs. However, true analogs to Ross are difficult to find in the traditional retail apparel sector. Although the Committee considers the compensation practices of peer companies, it does not make any determinations or changes in compensation in reaction to the market data alone, and does not target compensation to a specific point or range within any peer group. In addition to reviewing compensation practices, the Committee also evaluates the financial and operating performance of the peer group companies over one-, three-, five- and ten-year time frames to gauge the Company’s comparative performance with a clear focus on the longer-term.

The Committee annually reviews the companies included in the peer group and may change peer group composition as deemed appropriate. For fiscal 2014, these companies consisted of:

Ascena Retail Group, Inc.	Bed Bath & Beyond Inc.	Big Lots, Inc.	Dick's Sporting Goods, Inc.
Dillard’s, Inc.	Dollar General Corporation	Dollar Tree, Inc.	Family Dollar Stores, Inc.
Foot Locker, Inc.	The Gap, Inc.	Kohl’s Corporation	L Brands, Inc.
Nordstrom, Inc.	Office Depot, Inc.	PetSmart, Inc.	PVH Corp
Staples, Inc.	The TJX Companies, Inc.	V.F. Corporation	Williams-Sonoma, Inc.

The peer companies considered most relevant can vary for each of the executive positions. During 2014, the Committee and management also considered compensation survey data from the Hay Group 2013 Retail Executive and Management Total Remuneration Report.

Setting Performance Metrics for Incentive Compensation

Each year, the Committee reviews and establishes the annual performance metrics used for the Incentive Compensation Plan and for the performance share award component of our long-term incentive program, both of which are described in more detail below. The philosophy embraced by the Committee has not changed significantly since 1982 -- it emphasizes consistency, simplicity and alignment across the management team. For fiscal 2014, the Committee again established adjusted pre-tax earnings as the performance metric for both the Incentive Compensation Plan and performance share awards. The Committee selected adjusted pre-tax earnings because the Committee believes that measure to be the key driver of stockholder value in the Company’s business.

Additionally the Committee believes adjusted pre-tax earnings:

●	is simple and objectively measured;
●	emphasizes controlling cost and increasing profit; and
●	aligns the interests of the executives with stockholders.

The Committee chose to establish the same performance metrics for both short- and long-term incentive compensation because it believes that adjusted pre-tax earnings is the most significant measure of Company performance and the management team performs better when it is focused on reinforced, well-understood metrics rather than dividing its efforts among a number of metrics or goals that vary by individual.

"Adjusted pre-tax earnings" is defined as the earnings before taxes as reported in the Company’s consolidated statement of earnings for the fiscal year coinciding with the performance period, adjusted to exclude the reduction in earnings resulting from the accrual of compensation expense for annual incentive awards and performance share awards granted with respect to the performance period. The adjusted pre-tax earnings target is determined annually and in a manner consistent with the Company’s five-year planning process, its annual budget process and its long-term earnings per share growth objective. For fiscal 2014, the adjusted pre-tax earnings target was an amount that would generate earnings per share growth in line with these short- and long-term objectives.

Components of the Executive Compensation Program

Base Salary

NEO base salaries are reviewed on an annual basis, and at the time of a contract renewal, promotion, or other change in responsibilities. Base salary for executives are determined after considering the following factors: experience, expertise, expected future contributions, criticality to the Company, individual performance, salary history prior to joining the Company, and the need to be competitive in the labor market.

In February 2014, Mr. Hartshorn was promoted to Senior Vice President and Chief Financial Officer; as part of the promotion, Mr. Hartshorn received a base salary increase of 12.2%. In March 2014, at the time that the Company conducted its annual salary review cycle for executive officers, the Committee approved the following salary increases: Mr. Fassio, 2.4%; and Mr. Baker 11.3%. In the first quarter, in connection with her appointment to CEO, the Committee approved a salary increase of 17.5% for Ms. Rentler. In addition, the Committee reviewed again the salaries of other executive officers as part of the CEO succession process, and received the recommendation of the then CEO, Mr. Balmuth, in regard to other promotions and further compensation adjustment for other members of the management team. The Committee approved the following base salary increases at that time: Mr. O'Sullivan, 19.1%; Mr. Fassio, 5.2%; and Mr. Baker, 2.3%.

Annual Cash Incentive

The "Incentive Compensation Plan" is an annual cash incentive program designed to link a meaningful portion of each NEO's current cash compensation with the Company’s annual performance objectives by encouraging NEOs to focus on exceeding the established adjusted pre-tax earnings goals and then share in the financial benefits of meeting and exceeding those goals. Having the same goals and incentive program for all of the officers serves to align the entire senior leadership team.

The terms of the annual cash incentive program are established by the Committee in the first quarter of the fiscal year. A payout is made after the Company’s financial results for the fiscal year are announced and the Committee verifies the level of actual performance compared to the annual performance goals. This portion of compensation is completely at risk.

The Incentive Compensation Plan target award amounts vary among the executives and are determined based on (i) annual cash incentive compensation target levels for similar positions at peer companies and (ii) each executive’s scope of responsibilities, performance and criticality to the Company.

For fiscal 2014, the amount payable to the NEOs was determined by the level of actual adjusted pre-tax earnings achieved relative to the target established and approved by the Committee at its meeting on March 12, 2014. The amount payable to each NEO is 100% formula driven, based on the Company’s results against target and the Committee does not make individual adjustments based on subjective factors. When actual results exceed or fall below the target, the actual payout is proportionally increased or decreased from the target award. For 2014, the adjusted pre-tax earnings target and incentive award payout formula was:

FY 2014 Adjusted
Pre-Tax Earnings	Percent of Earnings Target	Percent of Target Bonus Paid
	<85%	—%
$ 1,265,621,935	85%	50%
$ 1,488,966,983	100%	100%
$ 1,563,415,332	105%	140%
$ 1,637,863,681	110%	165%
$ 1,712,312,030	115%	185%
$ 1,786,760,379	120%	200%

The payout line is linear between the points shown above. In fiscal 2014, the Company achieved a level of adjusted pre-tax earnings above the target, resulting in the payout of 149.75% of the target award (Also see Grants of Plan-Based Awards Table on pages 36-37).

Long-Term Equity Incentives

The objectives of the long-term equity incentive grants are to (1) align the financial interests of our NEOs with the interests of our stockholders by providing incentives that focus NEO attention on the successful longer-term strategic management of the business; (2) attract, motivate and retain a high-performing group of NEOs; and (3) minimize stockholder dilution.

NEOs are granted long-term equity incentives in the form of restricted stock awards and performance share awards. The two forms of equity awards encourage retention and reward NEO performance in different ways. Restricted stock awards and performance shares are both affected by all stock price changes, so the value to the NEO is changed by both decreases and increases in share price.

Restricted Stock Awards: Restricted stock awards granted to our NEOs vest in large increments typically over five years (so-called "cliff" vesting). We believe that the value of these awards and their extended vesting period provide a strong incentive for our NEOs both to remain employed at the Company and to successfully manage and grow the value of Ross shares over the long-term, and align the financial interests of our NEOs with those of our stockholders. They expose the NEOs to the consequences of both increases and decreases in the value of Ross shares. The determination of the value of the restricted stock awards granted to our NEOs is based on the Committee's assessment of the individual’s prior and outstanding awards, the vesting schedule of such outstanding awards, and a subjective analysis of each individual’s scope of responsibilities, individual performance, criticality to the Company, expected future contributions to the Company, and cost of replacing the executive.

Performance Share Awards: This portion of compensation is completely at risk due to the performance-based structure of our performance share awards. The number of shares earned under our performance awards can vary significantly based on the Company's degree of success in the achievement of pre-established pre-tax profit (adjusted pre-tax earnings) targets. A portion of the performance shares (typically 70%), once earned, are then generally subject to further vesting based on continued service to the Company over the next two years. We believe this framework encourages retention and further strengthens the incentive to produce long-term value for our stockholders by working to increase the share price over a multi-year time horizon.

CEO Equity Awards

The Committee believes that the CEO’s off-price retail skills, familiarity with the Company, and leadership expertise are critical to the continued success of the Company. In addition, the Committee’s strong belief is that continuity of leadership at the CEO level has been a key driver of the Company’s successful long-term performance. Therefore, the Committee pays significant attention to creating long-term equity incentives in structuring compensation packages for our CEO, with performance and retention over the longer-term being the biggest considerations. The Committee believes the vesting schedule of the equity awards enhances the retentive value of the awards and strengthens the CEO’s focus on maximizing the longer-term financial performance and market value of the Company.

A significant event for the Company in fiscal 2014 was the successful transition of the CEO position from Mr. Balmuth to Ms. Rentler. Mr. Balmuth did not receive any additional equity grant for fiscal 2014, other than his performance share award in March 2014. Ms. Rentler received equity grants as part of her new compensation package as CEO.

For fiscal 2014, the CEO equity grant consisted of performance share awards and restricted stock awards.

The performance share award grant to Ms. Rentler was made effective as of the date of her appointment as CEO and has a performance period of one year with a performance goal based on an annual adjusted pre-tax earnings target (the same performance period and performance goal as other NEOs receiving performance share awards). The performance shares earned will vest over a period of three years as follows: 30% on March 16, 2015; 30% on March 16, 2016; and 40% on March 16, 2017.

The restricted stock award was also made effective as of the date of her appointment as CEO. The restricted stock awards will vest as follows: 24% on June 1, 2017; 24% on June 1, 2018; and 52% on March 31, 2019.

Other NEO Equity Awards

Each NEO, excluding Mr. Balmuth, received a restricted stock award in fiscal 2014. The value of the restricted stock awards made to our NEOs is based on the individual’s prior and outstanding awards, the vesting of such awards, as well as a subjective analysis of each individual’s scope of responsibilities, individual performance, criticality to the Company, expected future contributions to the Company, and cost of replacing the executive.

In addition, each NEO was granted a performance share award in fiscal 2014. Performance share awards are rights to receive shares of Ross common stock on a specified date if the Company attains a predetermined performance goal. Shares issued upon attaining the performance goal are subject to a separate, time-based vesting schedule conditioned on continual service by the recipient (performance shares granted in fiscal 2014 vest over a three-year period beginning on the date of grant as follows: 30% on March 16, 2015; 30% on March 16, 2016; and 40% on March 16, 2017). For fiscal 2014, the Executive Chairman’s equity grant consisted only of performance share awards. His performance share award was granted in March 2014 and has a performance period of one year with a performance goal based on an annual adjusted pre-tax earnings target (the same performance period and performance goal as other NEOs receiving performance share awards). The performance shares earned by the Executive Chairman will vest on May 31, 2016.

The size of the performance share award varied by executive position and was based on a target dollar value of the award divided by the stock price on the date of grant. As noted above, adjusted pre-tax earnings was chosen by the Committee as the performance measurement for the performance share awards. The actual number of performance shares earned for fiscal 2014 was determined based on actual Company performance measured over a one-year period against the predetermined performance goals as follows:

		Percent of Target Performance
FY 2014 Adjusted Pre-Tax	Percent of Earnings Target	Shares Issued as Common
Earnings	Achieved	Shares
	<90%	—%
$ 1,340,070,284	90%	67%
$ 1,488,966,983	100%	100%
$ 1,786,760,379	120%	200%

The payout line is linear between the points shown above. In fiscal 2014, the Company attained a level of achievement relative to the target which resulted in the payout of 134.75% of the target award, issued in shares or units on March 16, 2015 and thereafter subject to the vesting schedule from the date of grant. The table below provides the threshold, target, and maximum performance amounts and the number of shares actually earned by each NEO for fiscal 2014:

						FY 2014
						Value of
	Value of					Performance
	Target				FY 2014	Shares
	Performance	Threshold	Target	Maximum	Performance	Issued as
	Share Award	Number of	Number of	Number of	Shares Issued	Common
	at Grant (FY	Performance	Performance	Performance	as Common	Stock (March
NEO	2014)	Shares	Shares	Shares	Stock	16, 2015)
Balmuth	$2,100,000	19,352	29,014	58,028	39,097	$4,177,514
Rentler	$3,600,000	35,080	52,594	105,188	70,871	$7,572,566
Hartshorn	$100,000	922	1,382	2,764	1,863	$199,062
O'Sullivan	$3,000,000	29,233	43,828	87,656	59,059	$6,310,454
Fassio	$1,000,000	9,427	14,134	28,268	19,046	$2,035,065
Baker*	$600,000	5,557	8,330	16,660	—	$0

* Mr. Baker ceased to be an officer or employee of the Company prior to the first vesting date of this grant.

Grant Date Policy

We issue equity awards in the form of performance share awards and restricted stock on the executive officer’s hire date, promotion date, contract renewal date, or as part of the Company’s annual performance review process conducted in March of each year. We review the performance and compensation for the majority of our executive officers annually at that time. In fiscal 2014, there were grants of equity awards made to Ms. Rentler and to Mr. O’Sullivan that became effective on June 1, 2014, in conjunction with the CEO transition, and some incremental equity awards made to other executive officers were also made effective at that time. The Company approves all executive officer equity grants for issuance on or after the approval date. We do not time grant dates based on any favorable or unfavorable non-public information anticipated to be disclosed at a later date. Our Board and Committee also have delegated authority to the Executive Chairman, CEO, and COO, subject to certain limits, to grant equity awards to newly hired associates and/ or associates who receive promotions outside of the normal annual focal review process for associates who are below the executive officer level.

Defined Contribution and Deferred Compensation Plans

Executive officers are eligible to participate in the Company’s 401(k) Plan. The Company provides a matching contribution of up to 4% of base salary (up to IRS limits) to contributing associates with more than six months of service. Participants have the ability to choose from a variety of investment options under the 401(k) Plan.

In addition, under the terms of the Company’s Non-Qualified Deferred Compensation Plan (the "NQDC Plan"), all executive officers are eligible to defer up to 75% of their base salary and up to 100% of their annual incentive bonus earned during the year. The executive can then choose from a variety of investment options under the NQDC Plan. Individual contributions and associated earnings may be deferred, without any distributions, for a maximum period of up to twelve months after the executive officer’s termination from the Company, at which time the aggregate balance in the executive’s NQDC Plan account pays out either in a lump sum or in annual installments over a period up to a maximum of ten years.

Executive officers are eligible for a Company match for their NQDC Plan contributions to the extent that the executive officers did not receive the full Company match to which associates are eligible under the Company’s 401(k) Plan. In fiscal 2014, none of the NEOs received such a match (see table regarding NEO participation in the NQDC Plan for 2014 on page 41).

Employment Agreements

All NEOs have entered into employment agreements with the Company (see discussion of NEO contract terms and severance benefits on pages 35-36 and pages 46-47).

We believe these employment agreements benefit both the NEOs and the Company as they allow our executives to focus on their responsibilities and objectives without concern for their employment security in the event of a termination or change in control. All employment agreements, both for the CEO and for all other executive officers, provide for severance benefits in certain situations.

We also believe that these employment agreements are an effective retention tool for executives while providing protection for the Company. The agreements reaffirm protection of our confidential information and trade secrets, as well as post-termination restrictions on recruiting our current associates (see further discussion under "Potential Payments upon Termination or Change in Control," on pages 42 through 47).

Beginning in fiscal year 2014, the Committee modified executive employment agreements to eliminate the single trigger equity acceleration upon a change in control for all new employment agreements.

Tax and Accounting-Related Matters

We maintain a mix of executive compensation programs, some of which are performance-based and others of which are time-based to create a strong retention tool for key executives. The Compensation Committee has reviewed the deductibility of the Company's executive compensation elements in light of the current tax law. We believe that compensation resulting from previously granted stock options will be fully deductible when an option is exercised. We also believe that payments under the Incentive Compensation Plan and under performance-based equity awards should generally be fully deductible. Salary, sign-on bonuses, guaranteed bonuses and certain other cash compensation costs related to the Company's NEOs may not be fully deductible pursuant to Section 162(m) of the Internal Revenue Code ("Section 162(m)") to the extent that, when added to other non-exempt compensation for each particular executive, the total exceeds $1 million. Restricted stock awards with purely time-based vesting also do not qualify as performance-based compensation and, therefore, may not be fully deductible to the extent the share value upon vesting, when added to other non-exempt compensation for a particular executive, exceeds the $1 million limit in any tax year.

Additional Executive Compensation Policies

Director and Officer Stock Ownership Guidelines. We maintain director and officer stock ownership guidelines, intended to further encourage the investment by our directors and Section 16 executive officers in the success of the Company and to promote a long-term perspective in managing the Company.

Our formal stock ownership requirements for directors and executive officers are as follows:

Position	Minimum Ownership Requirements (Dollar Value of Shares)
Directors	3 x Authorized Base Annual Cash Retainer Compensation
Chief Executive Officer	4 x Base Salary
President and Group EVP	3 x Base Salary
EVP	2 x Base Salary
GSVP and SVP	1 x Base Salary

Directors and executive officers have five years to initially meet the stock ownership requirements. All shares owned outright, shares owned jointly or separately by a spouse or dependents, shares held in a trust for the economic benefit of the executive or their family, unvested restricted stock, and vested stock options are taken into consideration in determining compliance with these ownership guidelines. The value of stock options for this purpose is the excess of the market price of the underlying stock over the exercise price.

It is expected that individuals who have not yet achieved the stock ownership level provided by these guidelines will make steady progress towards meeting such level. The Nominating and Corporate Governance Committee is responsible for interpreting and administering these stock ownership guidelines. These stock ownership guidelines are subject to modification from time to time.

As of January 31, 2015, all NEOs, and all non-employee Board members, met the stock ownership goals applicable to them.

Recoupment and Adjustments to Awards. Subject to the discretion and approval of the Board, the Company may require reimbursement and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to a senior executive of the Company, where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement; (b) the Board determines that the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement; and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, the Company may seek to recover the individual executive’s entire annual bonus or any gain received from the award within the relevant period, plus a reasonable rate of interest.

Rule 10b5-1 Trading Plans. We allow for the use of Rule 10b5-1 trading plans by our executives, which provide for pre-established plans for selling shares of Company common stock. At the present time, our Executive Chairman has a Rule 10b5-1 trading plan in place.

Procedures and Guidelines Governing Securities Trades. The Company maintains a trading policy for all of its directors, officers and other designated employees. Among its other provisions, this policy prohibits hedging and pledging of shares, as well as trades by this defined group of individuals in any publicly traded options or other "derivative securities," including puts, calls, straddles or other combinations, regarding Company securities, short sales or sales "against the box" of Company securities, or the ownership, acquisition, or sale of Company securities in or through a margin account.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of Ross Stores, Inc. have reviewed and discussed the above Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE
COMPANY'S BOARD OF DIRECTORS

George P. Orban, Chairman
K. Gunnar Bjorklund
Lawrence S. Peiros

SUMMARY COMPENSATION TABLE

The following table provides certain summary information for our Chief Executive Officers, our Chief Financial Officer and our three other most highly compensated executive officers, collectively referred to as the Named Executive Officers, concerning compensation they earned in those positions for the 2014, 2013, and 2012 fiscal years.

Summary Compensation Table (Fiscal 2014)
Name & Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compen- sation (3)	All Other Compen- sation (4)	Total
Michael Balmuth* Executive Chairman	2014	$1,419,156	$—	$2,100,033	$1,920,862	$72,494	$5,512,545
	2013	$1,299,837	$—	$3,000,040	$1,844,576	$90,750	$6,235,203
	2012	$1,238,024	$—	$7,000,078	$2,145,785	$177,941	$10,561,828
Barbara Rentler* Chief Executive Officer	2014	$1,182,723	$—	$8,600,126	$2,205,578	$95,407	$12,083,834
	2013	$1,061,047	$—	$2,400,032	$1,279,933	$87,701	$4,828,713
	2012	$1,017,163	$—	$2,100,048	$1,498,599	$75,593	$4,691,403
Michael Hartshorn** Senior Vice President, Chief Financial Officer	2014	$558,971	$100,000	$400,076	$462,615	$56,573	$1,578,235
Michael O'Sullivan President & Chief Operating Officer	2014	$1,039,192	$—	$7,200,119	$1,769,461	$59,126	$10,067,898
	2013	$920,874	$—	$2,400,032	$1,111,039	$60,869	$4,492,814
	2012	$892,575	$—	$1,800,057	$1,315,053	$54,084	$4,061,769
James S. Fassio President & Chief Development Officer	2014	$925,550	$—	$4,100,124	$1,209,231	$109,065	$6,343,970
	2013	$879,216	$100,000	$1,900,063	$1,060,634	$103,648	$4,043,561
	2012	$838,448	$—	$1,600,082	$1,235,184	$97,791	$3,771,505
Douglas Baker*** President & Chief Merchandising Officer dd's DISCOUNTS	2014	$933,031	$—	$3,600,096	$720,000	$146,078	$5,399,205

*	Effective June 1, 2014, President & Chief Merchandising Officer, Barbara Rentler was appointed as the Company's Chief Executive Officer, succeeding Mr. Balmuth, who now serves as the Company's Executive Chairman.
**	Effective March 16, 2015, Mr. Hartshorn was promoted to Group Senior Vice President, Chief Financial Officer.
***	The employment and officer status of Mr. Baker terminated at the close of business on January 31, 2015. Mr. Baker and the Company subsequently entered into an agreement regarding his termination that was executed on February 17, 2015.
(1)	Represents a bonus paid to Mr. Hartshorn outside of the Incentive Compensation Plan in March 2015 for fiscal 2014 and to Mr. Fassio for a bonus paid outside of the Incentive Compensation Plan in March 2014 for fiscal 2013.

(2)	Stock award values reflect the grant date fair value of awards computed in accordance with stock-based compensation accounting rules. Values for awards subject to performance conditions ("performance share awards") are computed based on the probable outcome of the performance condition as of the grant date of the award. For performance share awards granted in fiscal 2014, the maximum possible payout for each NEO was 200% of the target value, as follows:
	a.	Mr. Balmuth: $4,200,067
	b.	Ms. Rentler: $7,200,119
	c.	Mr. Hartshorn: $200,058
	d.	Mr. O’Sullivan: $6,000,053
	e.	Mr. Fassio: $2,000,104
	f.	Mr. Baker: $1,200,105
(3)	Non-Equity Incentive Plan Compensation reflects cash incentive awards earned and accrued under the Incentive Compensation Plan. For Mr. Balmuth, Ms. Rentler, and Mr. O'Sullivan, the amount for 2014 is calculated on a prorated basis using the salary and bonus target in effect both before and after the effective date of the CEO transition.

(4) All Other Compensation represents Perquisites (see following table for further detail).

The following table details All Other Compensation provided to each NEO in fiscal 2014.

All Other Compensation (Perquisites) for Fiscal 2014
Name & Principal Position	Estate Tax/ Financial Planning Services	Car Service or Commute Benefits	Executive Health Benefits	Association Dues and Expenses	Umbrella Liability Insurance	Apartment	Home Security	Total All Other Compensation
Michael Balmuth Executive Chairman	$20,000	$2,800	$43,818	$—	$3,125	$—	$2,751	$72,494
Barbara Rentler Chief Executive Officer	$13,312	$25,732	$55,288	$—	$1,075	$—	$—	$95,407
Michael Hartshorn Senior Vice President, Chief Financial Officer	$700	$—	$55,288	$—	$585	$—	$—	$56,573
Michael O'Sullivan President & Chief Operating Officer	$1,905	$858	$55,288	$—	$1,075	$—	$—	$59,126
James S. Fassio President & Chief Development Officer	$18,000	$23,202	$55,288	$11,500	$1,075	$—	$—	$109,065
Douglas Baker President & Chief Merchandising Officer dd's DISCOUNTS	$—	$42,563	$24,676	$—	$1,075	$77,764	$—	$146,078

Perquisites provided to these NEOs are valued at the actual incremental cost of each item to the Company. In general, executive officers including the CEO are provided with executive medical plan benefits, estate and financial planning, and an umbrella personal liability insurance policy. In addition, certain NEOs receive transportation services to and from our offices, and association dues and expenses.

We believe that good financial planning by experts reduces the amount of time and attention that senior management must spend on that topic and maximizes the net financial reward to the executive of the compensation received from the Company. The use by certain NEOs of transportation services to and from our offices enhances their contributions to the business by saving them time that is not spent in traffic or parking, while also allowing them to work while in transit. The executive medical plan is part of our overall executive health benefit package for all associates at the level of vice president and above.

We also lease a number of hours each year through a time-share arrangement for private aviation transportation for executive officers that is used for business purposes to facilitate timely travel to store locations, distribution centers, buying offices, and other corporate facilities. Occasionally, family members of executives may join executives on these Company-provided private aviation flights made for business purposes if there is a seat that would otherwise go unfilled. Because this benefit has no incremental cost to the Company, it is not reflected in the table. In addition, our executive officers are provided with first class business travel on commercial airlines to make their in-transit travel time more conducive to work-related activities.

A Company-leased automobile (Executive Chairman) and corporate housing (Executive Chairman and CEO) are made available for use by our Executive Chairman and CEO near our San Francisco Bay Area corporate headquarters, in light of their frequent travel between the New York Buying Office and our corporate headquarters. This housing and automobile are used by them exclusively for business purposes, to facilitate their effectiveness in conducting work while in California. In addition, after seven years of service for Executive Vice Presidents and above (ten years for Senior Vice President level), and every five years thereafter, executive officers including our NEOs are entitled to two additional weeks of paid extended time off in addition to their regularly accrued vacation benefits. These two weeks can be combined with two weeks of regular paid vacation to facilitate a four-week period of extended time off.

DISCUSSION OF SUMMARY COMPENSATION TABLE

Base salary paid to each NEO is initially determined by negotiation at the time of hiring and reflected in the terms of each executive’s employment agreement with the Company. The base salary is reviewed for merit adjustments as part of the annual focal review process for all executives. Below is a summary of the terms of the employment agreement for each of our current NEOs regarding compensation. For a discussion of the terms of their employment agreements regarding termination of employment and change in control, please see "Potential Payments Upon Termination or Change in Control" on pages 42 through 47.

Employment Agreements.

Michael Balmuth. The Company’s current employment agreement with Mr. Balmuth, Vice Chairman of the Board and Chief Executive Officer, was entered into effective June 1, 2012 and extends through May 31, 2016. The current agreement provides that Mr. Balmuth was to receive an annual salary of at least $1,209,000 through May 31, 2014, at which time Mr. Balmuth ceased to hold the office of Chief Executive Officer but continues to serve as an executive officer of the Company and Chairman of the Board, with the title Executive Chairman, from June 1, 2014 through May 31, 2016. During this time, Mr. Balmuth will receive a salary of at least $1,000,000. Mr. Balmuth’s salary is subject to annual increases as part of the Company’s annual review process.

Barbara Rentler. The Company’s current employment agreement with Ms. Rentler, Chief Executive Officer, was entered into effective June 1, 2014, in conjunction with her promotion to CEO, and extends through March 31, 2019. The current agreement provides that Ms. Rentler will receive an annual salary of at least $1,250,000, subject to annual increases as part of the Company’s annual review process.

Michael Hartshorn. The Company’s current employment agreement with Mr. Hartshorn, Group Senior Vice President, Chief Financial Officer (who served as Senior Vice President, Chief Financial Officer through March 15, 2015), extends through March 31, 2019. The current agreement provides that Mr. Hartshorn will receive an annual salary of at least $640,000, subject to annual increases as part of the Company’s annual review process.

Michael O’Sullivan. The Company’s current employment agreement with Mr. O’Sullivan, President and Chief Operating Officer, extends through March 31, 2019. The current agreement provides that Mr. O’Sullivan will receive an annual salary of at least $1,100,000, subject to annual increases as part of the Company’s annual review process.

James S. Fassio. The Company’s current employment agreement with Mr. Fassio, President and Chief Development Officer, extends through March 31, 2017. The current agreement provides that Mr. Fassio will receive an annual salary of at least $833,000, subject to annual increases as part of the Company’s annual review process.

Douglas Baker. The Company's prior employment agreement with Mr. Baker, former President and Chief Merchandising Officer, dd's Discounts, extended through March 31, 2017 and provided for an annual salary of at least $815,000, subject to annual increases as part of the Company's annual review process. Mr. Baker's employment and his services as an officer of the Company terminated at the close of business on January 31, 2015. On February 17, 2015, the Company and Mr. Baker executed a severance agreement, under which Mr. Baker will continue to receive his most recent salary of $960,000 per year through March 31, 2017. Under the severance agreement. Mr. Baker will also receive annual bonuses for that same period (subject to Company performance and capped at 100% of a bonus target of 75% of salary). In addition, under the severance agreement, Mr. Baker vested in 37,066 shares of restricted stock (granted on March 17, 2010) and 5,647 shares from performance share awards (granted on March 14, 2012), that had been scheduled to vest in March 2015.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR

The following table provides information with respect to the potential payout to our NEOs under non-equity incentive plan awards, equity incentive plan awards, and other equity compensation awards. For fiscal 2014, the Compensation Committee established goals under the Incentive Compensation Plan that provided the opportunity for the NEOs to receive cash incentive bonuses ranging from 55% to 140% of base salary at target, depending on their position. Under the Incentive Compensation Plan, if adjusted pre-tax earnings exceed the target, a maximum of up to two times each officer’s target award could be paid based on the actual results achieved relative to the target. If adjusted pre-tax earnings fell below the pre-established target but above the minimum threshold required, then the cash incentive bonuses would be less than the targeted range of 55% to 140% of base salary. No payment occurs under the Plan if adjusted pre-tax earnings fall below the minimum threshold.

This table also provides information concerning grants of performance share awards and restricted stock awards made under the Company’s 2008 Equity Incentive Plan during fiscal 2014. The restricted stock awards and performance share awards were made either as part of the annual focal review process for NEOs in March 2014 or in connection with the appointment of Ms. Rentler as CEO. As part of the CEO succession process, significant performance share awards and restricted stock awards became effective for Ms. Rentler, as well as a performance share award and restricted stock award became effective for Mr. O'Sullivan and additional awards for Mr. Fassio and Mr. Baker.

Grants of Plan-Based Awards (Fiscal 2014)
		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name & Principal Position	Grant Date (3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael Balmuth Executive Chairman	3/12/2014	$641,356	$1,282,712	$2,565,425
	3/12/2014				19,352	29,014	58,028	—	—	n/a	$2,100,033
Barbara Rentler Chief Executive Officer	3/12/2014	$736,420	$1,472,840	$2,945,680
	6/1/2014				35,080	52,594	105,188				$3,600,059
	6/1/2014							73,047	—	n/a	$5,000,067
Michael Hartshorn Senior Vice President, Chief Financial Officer	3/12/2014	$154,463	$308,925	$617,849
	3/12/2014				922	1,382	2,764				$100,029
	2/3/2014							4,551	—	n/a	$300,047
Michael O'Sullivan President & Chief Operating Officer	3/12/2014	$590,805	$1,181,610	$2,363,220
	6/1/2014				29,233	43,828	87,656				$3,000,027
	6/1/2014							61,360	—	n/a	$4,200,092
James S. Fassio President & Chief Development Officer	3/12/2014	$403,750	$807,500	$1,615,000
	3/12/2014				5,529	8,290	16,580				$600,030
	3/12/2014							15,198			$1,100,031
	6/1/2014				3,898	5,844	11,688				$400,022
	6/1/2014							29,219	—	n/a	$2,000,041
Douglas Baker President & Chief Merchandising Officer dd's DISCOUNTS	3/12/2014	$360,000	$720,000	$1,440,000
	3/12/2014				5,069	7,599	15,198				$550,016
	3/12/2014							13,816			$1,000,002
	6/1/2014				488	731	1,462				$50,037
	6/1/2014							29,219	—	n/a	$2,000,041
(1)	Represents the potential payout under the Company’s Incentive Compensation Plan for each NEO at threshold, target and maximum attainment relative to the target for adjusted pre-tax earnings, based on the formula established by the Compensation Committee on March 12, 2014. For Mr. Balmuth, Ms. Rentler, and Mr. O'Sullivan, the estimates are calculated based on a prorated basis using the salary and bonus target in effect both before and after the effective date of the CEO transition. For fiscal 2014, the Company achieved a level of pre-tax earnings which resulted in a payout above the target award.
(2)	Performance share awards are rights to receive shares of stock on a specified settlement date based on the degree to which the Company attains a predetermined performance goal. For fiscal 2014, the amount payable to the NEOs was determined by the level of actual adjusted pre-tax earnings achieved relative to the target established and approved by the Committee at its meeting on March 12, 2014. The Company achieved a level of adjusted pre-tax earnings relative to the target which resulted in the payout of 134.75% of the target award subject to the vesting schedule described below. There were grants of equity awards to Ms. Rentler and to Mr. O’Sullivan that became effective on June 1, 2014, in conjunction with the CEO transition, and some incremental equity awards to other executive officers were also made effective at that time. The shares issued upon attaining the performance goal are thereafter subject to a separate vesting schedule based on continued service of the NEO as follows: for NEOs other than Mr. Balmuth - 30% on March 16, 2015; 30% on March 16, 2016 and 40% on March 16, 2017; for Mr. Balmuth - 100% vesting on May 31, 2016.
(3)	Pursuant to the Company's grant policy, because the effective date of the grants (June 1, 2014) was not a market trading day, the number of shares granted was determined by the closing price on May 30, 2014.
(4)	Represents shares of restricted stock or units granted to each NEO during fiscal 2014 with the following vesting terms:
	a.	Ms. Rentler: 73,047 shares granted effective June 1, 2014 that vest as follows: 17,532 vest on June 1, 2017; 17,531 vest on June 1, 2018; and 37,984 vest on March 31, 2019.
	b.	Mr. Hartshorn: 4,551 shares granted on February 3, 2014 that cliff vest in full on March 15, 2019.
	c.	Mr. O’Sullivan: 61,360 shares granted effective June 1, 2014 that vest as follows: 14,610 vest on June 1, 2017; 14,609 vest on June 1, 2018; and 32,141 vest on March 31, 2019.
	d.	Mr. Fassio: 15,198 shares granted on March 12, 2014 that cliff vest in full on March 12, 2019; and 29,219 shares granted effective June 1, 2014 that vest as follows: 14,610 on June 1, 2017; and 14,609 vest on June 1, 2018.
	e.	Mr. Baker: These shares granted to Mr. Baker on March 12, 2014 (13,816 shares) and June 1, 2014 (29,212 shares) were canceled upon his termination date, January 31, 2015.
(5)	The value for restricted stock awards was determined by multiplying the number of shares granted by the closing price per share of the Company’s common stock as reported on the NASDAQ Stock Market on the grant date. Values for performance share awards are computed based on the probable outcome of the performance condition as of the grant date of the award. The Board of Directors has the ability to change the terms of outstanding equity awards in various respects. See "Employment Agreements" in the Compensation Discussion and Analysis, on page 35.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information with respect to the outstanding vested stock options and the unvested restricted stock or units held by our NEOs as of January 31, 2015, the last day of the Company’s 2014 fiscal year. Performance shares earned for 2014 performance, but which were not vested as of January 31, 2015, are included in Number of Shares or Units of Stock that Have Not Vested.

Outstanding Equity Awards at Fiscal Year-End (Fiscal 2014)
	Option Awards					Stock Awards
Name & Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(3)	Market Value of Shares or Units of Stock that Have Not Vested ($)(4)
Michael Balmuth Executive Chairman	—	—				150,457	$13,798,412
Barbara Rentler Chief Executive Officer	—	—				390,946	$35,853,658
Michael Hartshorn Senior Vice President, Chief Financial Officer	—	—				34,074	$3,124,927
Michael O'Sullivan President & Chief Operating Officer	38,000	—	$13.91	3/16/2006	3/16/2016	333,440	$30,579,782
James S. Fassio President & Chief Development Officer	38,000	—	$13.91	3/16/2006	3/16/2016	235,344	$21,583,398
Douglas Baker President & Chief Merchandising Officer dd's DISCOUNTS	—	—				—	$—

(1)	Represents outstanding stock options that are fully vested and unexercised as of the end of fiscal 2014.
(2)	All outstanding stock options are vested and exercisable.
(3)	Represents shares of unvested restricted stock or units held by each NEO as of the end of the fiscal year:
	a.	Mr. Balmuth: Consists of 14,599 shares that will vest on May 31, 2015; 67,564 shares of restricted stock that will vest on March 24, 2016; 29,197 that vest on May 31, 2016; and 39,097 that will vest on May 31, 2016.
	b.	Ms. Rentler: Consists of 21,262 shares that vested on March 16, 2015; 137,522 shares that vested on March 17, 2015; 6,777 shares that vested on March 18, 2015; 4,054 shares that vested on March 24, 2015; 34,708 shares that will vest March 16, 2016; 21,262 shares that will vest on March 16, 2016; 5,405 shares that will vest on March 24, 2016; 26,516 shares that will vest on March 14, 2017; 28,347 shares that will vest March 16, 2017; 17,532 shares that will vest on June 1, 2017; and 32,046 shares that will vest on March 20, 2018; 17,531 shares that will vest on June 1, 2018; and 37,984 shares that vest on March 31, 2019.

	c.	Mr. Hartshorn: Consists of 5,817 shares that vested on March 2, 2015; 559 shares that vested on March 16, 2015; 1,129 shares that vested on March 18, 2015; 676 shares that vested on March 24, 2015; 5,817 shares that vest on January 26, 2016; 2,894 shares that vest on March 16, 2016; 559 shares that vest on March 16, 2016; 901 shares that vest on March 24, 2016; 7,755 shares that vest on January 26, 2017; 745 shares that vest on March 16, 2017; 2,671 shares that vest on March 20, 2018; and 4,551 shares that vest on March 15, 2019.
	d.	Mr. O’Sullivan: Consists of 17,718 shares that vested on March 16, 2015; 114,602 shares that vested on March 17, 2015; 6,777 shares that vested on March 18, 2015; 4,054 shares that vested on March 24, 2015; 28,924 shares that vest on March 16, 2016; 17,718 shares that vest on March 16, 2016; 5,405 shares that vest on March 24, 2016; 21,213 shares that vest on March 14, 2017; 23,623 shares that vest on March 16, 2017; 14,610 shares that vest on June 1, 2017; 32,046 shares that vest on March 20, 2018; 14,609 shares that vest on June 1, 2018; and 32,141 shares that vest on March 31, 2019.
	e.	Mr. Fassio: Consist of 5,715 shares that vested on March 16, 2015; 91,682 shares that vested on March 17, 2015; 6,777 shares that vested on March 18, 2015; 4,054 shares that vested on March 24, 2015; 23,140 shares that vest on March 16, 2016; 5,715 shares that vest on March 16, 2016; 5,405 shares that vest on March 16, 2016; 17,678 shares that vest on March 14, 2017; 7,616 shares that vest on March 16, 2017; 14,610 shares that vest on June 1, 2017; 23,145 shares that vest on March 20, 2018; 14,609 shares that vest on June 1, 2018; and 15,198 shares that vest on March 12, 2019.
	f.	Mr. Baker: Mr. Baker's employment terminated as of the close of business on January 31, 2015. As part of his February 2015 separation agreement, Mr. Baker vested in 37,066 shares of restricted stock (granted on March 17, 2010) and 5,647 shares from performance share awards (granted on March 14, 2012); these awards had been scheduled to vest in March 2015. Mr. Baker's other unvested awards were canceled as of his termination date, January 31, 2015.
(4)	The market value of the unvested shares is calculated by multiplying the number of shares by the NASDAQ closing price per share of the Company’s common stock of $91.71 on January 30, 2015 (the last trading day of the fiscal year).

OPTION EXERCISES AND STOCK VESTED

The following table provides information with respect to our NEOs concerning the number of shares and the value realized upon the exercise of stock options and upon the vesting of restricted stock or units during the fiscal year ended January 31, 2015:

Option Exercises and Stock Vested (Fiscal 2014)
	Option Awards		Stock Awards
	Number of		Number of Shares or
	Shares Acquired	Value Realized on	Units	Value Realized
Name & Principal	on Exercise	Exercise	Acquired on Vesting	on Vesting
Position	(#)	($) (1)	(#) (2)	($) (3)
Michael Balmuth
Executive Chairman	—	$—	285,049	$20,070,032
Barbara Rentler
Chief Executive Officer	—	$—	125,684	$9,237,909
Michael Hartshorn
Senior Vice President, Chief
Financial Officer	—	$—	8,336	$606,916
Michael O'Sullivan
President &
Chief Operating Officer	117,114	$7,171,710	125,684	$9,237,909
James S. Fassio
President &
Chief Development Officer	117,114	$7,253,278	67,572	$4,961,952
Douglas Baker
President &
Chief Merchandising Officer
dd's DISCOUNTS (4)	—	$—	112,435	$8,906,020

(1)	The value realized from the exercise of stock options is calculated by multiplying the number of exercised shares by the difference between the exercise price and either the sale price (for a same-day-sale transaction), or the closing price per share of the Company's common stock on the date of exercise as reported on the NASDAQ Stock Exchange.
(2)	Represents the number of shares of restricted stock or stock underlying performance units held by each NEO that vested during the fiscal year.
(3)	The value realized on vesting represents the number of shares of restricted stock or stock underlying units that vested during fiscal 2014, multiplied by the closing price per share of the Company's common stock on the applicable vesting date as reported by the NASDAQ Stock Market.
(4)	Mr. Baker's employment terminated as of the close of business on January 31, 2015. Pursuant to the February 2015 separation agreement with the company, Mr. Baker vested in 37,066 shares of restricted stock (granted on March 17, 2010) and 5,647 shares from performance share awards (granted on March 14, 2012); these awards had been scheduled to vest in March 2015. Mr. Baker's other unvested awards were canceled as of his termination date, January 31, 2015.

NON-QUALIFIED DEFERRED COMPENSATION

The following table provides information about our NEOs’ participation in the Company’s Non-Qualified Deferred Compensation Plan (the "NQDC Plan") and their contributions, aggregate earnings and any withdrawal activity during the year, and their account balances as of January 31, 2015. The Company made no contributions to the earnings reflected in the table during fiscal 2014.

Non-Qualified Deferred Compensation (Fiscal 2014)
	Account				Aggregate	Aggregate
	Balance at	Executive	Registrant	Aggregate	Withdrawals/	Balance at
Name & Principal Position	2/1/14	Contributions	Contributions	Earnings	Distributions	1/31/15
Michael Balmuth
Executive Chairman	$702,475	$—	$—	$141	$—	$702,616
Barbara Rentler
Chief Executive Officer	$—	$—	$—	$—	$—	$—
Michael Hartshorn
Senior Vice President, Chief
Financial Officer	$—	$—	$—	$—	$—	$—
Michael O'Sullivan
President &
Chief Operating Officer	$—	$—	$—	$—	$—	$—
James S. Fassio
President &
Chief Development Officer	$8,206,466	$—	$—	$782,251	$—	$8,988,717
Douglas Baker
President &
Chief Merchandising Officer
dd's DISCOUNTS	$5,659,559	$786,691	$—	$376,392	$—	$6,822,642

Under the terms of the Company’s NQDC Plan, participants are eligible to defer up to 75% of their base salary and up to 100% of their annual incentive bonus earned during the year, at their election. The participants can choose from a variety of investment options under the NQDC Plan. Individual contributions and associated earnings may be deferred, without any distributions, for a maximum period of up to twelve months after termination from the Company, at which time the aggregate balance in the participant’s NQDC Plan account pays out either in a lump sum or in annual installments over a period of up to a maximum of ten years, as elected by the participant.

Participants are eligible for a Company match for their NQDC Plan contributions to the extent that they did not receive the full Company match for which associates are eligible under the Company’s 401(k) Plan. In fiscal 2014, none of our NEOs received such a match.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described in the "Discussion of Summary Compensation Table," we have entered into employment agreements with each of our NEOs. The current agreements provide for certain payments and other benefits if an NEO’s employment terminates under circumstances specified in the agreement or if there is a "change in control" of the Company. The following table describes and quantifies estimated potential incremental payments and benefits that would become payable under each NEO's employment agreement as they existed in fiscal 2014, if the NEO's employment had terminated on January 30, 2015, the last business day of our most recently completed fiscal year, or if a change in control occurred on that date. The amounts contained in the table are based on each NEO’s period of service and compensation as of January 30, 2015 and, where applicable, the Company’s closing stock price as reported by the NASDAQ Stock Market on that date. The table presents estimates of incremental amounts that would become payable had a triggering event occurred on January 30, 2015, and does not include amounts that were earned and payable as of that date regardless of the occurrence of a triggering event. The actual amounts to be paid in any instance can only be determined at the time of a triggering event.

Potential Payments upon Termination or Change in Control
					Termination
		Termination		Change in	without Cause
		Without	Termination	Control	or for Good
		Cause, for	upon Non-	Regardless	Reason
		Good	Renewal of	of	Following a
Name & Principal		Reason or	Employment	Termination	Change in
Position	Type of Payment	Disability (1)	Agreement	(6)	Control
	Cash Severance (2)	$4,565,424	$—	$—	$5,858,398
	Equity Acceleration (3)	$6,447,498	$2,660,874	$8,857,168	$—
Michael Balmuth	Estate/Financial
Executive Chairman	Planning (4)	$295,023	$295,023	$—	$295,023
	Health/Welfare
	Payments (5)	$3,525,902	$3,525,902	$—	$3,525,902
	Total:	$14,833,847	$6,481,799	$8,857,168	$9,679,323
	Cash Severance (2)	$13,952,840	$—	$—	$8,141,292
	Equity Acceleration (3)	$24,714,908	$24,714,908	$21,165,934	$13,011,540
Barbara Rentler	Estate/Financial
Chief Executive	Planning (4)	$—	$—	$—	$83,200
Officer	Health/Welfare
	Payments (7)	$214,224	$—	$—	$214,224
	Total:	$38,881,972	$24,714,908	$21,165,934	$21,450,256
	Cash Severance (2)	$2,929,448	$—	$—	$2,603,112
Michael Hartshorn	Equity Acceleration (3)	$2,103,164	$2,103,164	$2,288,531	$792,283
Senior Vice	Estate/Financial
President & Chief	Planning (4)	$—	$—	$—	$30,140
Financial Officer	Health/Welfare
	Payments (7)	$154,611	$—	$—	$154,611
	Total:	$5,187,223	$2,103,164	$2,288,531	$3,580,146
	Cash Severance (2)	$11,477,610	$—	$—	$6,822,014
	Equity Acceleration (3)	$20,986,410	$20,986,410	$18,047,152	$11,135,795
Michael O'Sullivan	Estate/Financial
President & Chief	Planning (4)	$—	$—	$—	$74,880
Operating Officer	Health/Welfare
	Payments (7)	$214,224	$—	$—	$214,224
	Total:	$32,678,244	$20,986,410	$18,047,152	$18,246,913
	Cash Severance (2)	$4,603,700	$—	$—	$5,254,925
	Equity Acceleration (3)	$15,144,439	$15,144,439	$21,132,919	$—
James S. Fassio	Estate/Financial
President & Chief	Planning (4)	$—	$—	$—	$38,880
Development Officer	Health/Welfare
	Payments (7)	$111,319	$—	$—	$111,319
	Total:	$19,859,458	$15,144,439	$21,132,919	$5,405,124
	Cash Severance (2)	$4,348,800	$—	$—	$5,023,200
Douglas Baker	Equity Acceleration (3)	$9,736,503	$9,736,503	$15,747,341	$—
President & Chief	Estate/Financial
Merchandising	Planning (4)	$—	$—	$—	$36,720
Officer dd's	Health/Welfare
DISCOUNTS (8)	Payments (7)	$72,520	$—	$—	$72,520
	Total:	$14,157,823	$9,736,503	$15,747,341	$5,132,440

(1)	In the event an NEO terminates employment due to death, each executive's estate would only receive a prorated bonus and prorated equity acceleration related to performance share awards and all unvested common shares earned through performance share awards (with the exception of Mr. Balmuth, whose spouse would be eligible to receive health/welfare payments for the remainder of her life, valued at $1,801,943 based on an actuarial valuation and a life expectancy of 29 years) as follows: Mr. Balmuth, $3,943,586; Ms. Rentler, $7,785,239; Mr. Hartshorn, $683,835; Mr. O’Sullivan, $6,690,079; Mr. Fassio, $3,592,733; and Mr. Baker $2,724,781. Restricted stock grants granted prior to January 22, 2014 would be forfeited on termination due to death. Restricted stock grants granted on January 22, 2014 or later accelerate on death, provided that the executive has continued in service for at least one year after the date of grant.
(2)	Cash severance is equal to the sum of the NEO’s salary and annual bonus payable for the period beginning on February 1, 2015, (the day following the assumed employment termination date) and ending on the last day of the current term of employment under each NEO’s respective employment agreement, except that in the case of a termination "Without Cause," "For Good Reason," or due to "Disability" following a change in control the cash severance is 2.99 times the sum of the NEO’s then current annual base salary and target annual bonus (except as to Mr. Balmuth, as described below in the section titled "Employment Agreement with Mr. Balmuth"). The annual bonus amount is determined in accordance with the NEO’s employment agreement, as described below. The annual salary rates as of February 1, 2015 upon which the cash severance is determined are: Mr. Balmuth, $1,000,000; Ms. Rentler, $1,250,000; Mr. Hartshorn, $561,681; Mr. O’Sullivan, $1,100,000; Mr. Fassio, $950,000 and Mr. Baker, $960,000. The annual bonus rates upon which the cash severance is determined, as provided by their respective employment agreements are: Mr. Balmuth, $1,000,000 (100% of salary); Ms. Rentler, $1,472,840 (140% of salary); Mr. Hartshorn, $308,925 (55% of salary); Mr. O’Sullivan, $1,181,610 (125% of salary); Mr. Fassio, $807,500 (85% of salary); and Mr. Baker, $720,000 (75% of salary).
(3)	Equity acceleration represents the value of restricted stock and performance share awards held by each NEO on the assumed termination date of January 31, 2015, the vesting of which would be accelerated upon the applicable triggering event to the extent provided by the terms of the NEO’s employment agreement, as described below. The value of each share subject to accelerated vesting is $91.71, which was the closing market price of our common stock as reported on the NASDAQ stock market on January 30, 2015. The number of shares remaining unvested under each NEO’s restricted stock awards and performance share awards is set forth in the "Outstanding Equity Awards at Fiscal Year-End" table.
(4)	These amounts represent continued reimbursement by the Company of the NEO’s estate and financial planning expenses for the period provided by the NEO’s employment agreement, as described below. The amounts presented assume each NEO receives the maximum annual benefit provided by the Company, as follows: $20,000 for each of Mr. Balmuth, Ms. Rentler; Mr. Hartshorn, $10,000; $18,000 for each of Mr. O’Sullivan, Mr. Fassio; and $17,000 for Mr. Baker. Mr. Balmuth is entitled to lifetime benefits, and as such, his value is based on an actuarial valuation of the $20,000 annual benefit assumed to be provided for his life expectancy of 24 years, and each of the other NEOs is entitled to benefits for the remainder of the agreement term upon a termination of employment following a change in control.
(5)	In accordance with Mr. Balmuth’s employment agreement described below, the amounts included in the table for Mr. Balmuth reflect the lifetime provision at the Company’s expense for Mr. Balmuth of executive medical, dental, vision, behavioral health insurance, health advisory services, life insurance, accidental death and dismemberment insurance, business travel insurance, group excess personal liability insurance, and certain "matching contributions" (as that term is defined by his employment agreement), to the extent provided to him at the date of the applicable event. This value was calculated based on the current annual cost of those benefits, and an actuarial valuation based on an average life expectancy of 24 years for Mr. Balmuth.
(6)	The amount shown for Mr. Balmuth assumes the acquiring company would assume his RSU awards. If those awards are not assumed, the value of $4,016,531 would be paid in cash.
(7)	For the other NEOs, the amounts in the table reflect medical, dental, vision and behavioral health insurance coverage for the greater of two years or the remainder of the agreement term upon termination of employment following a change in control or termination for "Without Cause," "For Good Reason," or due to "Disability."
(8)	Mr. Baker's employment ended effective at the close of business January 31, 2015. Mr. Baker and the Company subsequently entered into a separation agreement that was executed on February 17, 2015.
Triggering Events

The right to payments and benefits upon termination of employment under the executive employment agreements existing in fiscal 2014, described in the table above, depend upon the circumstances of an NEO’s termination. These circumstances are defined in each NEO’s employment agreement, and include the following:

●	Termination without Cause: We will have terminated an NEO without cause if we terminate the NEO’s employment for any reason other than "cause" under the specific definitions provided in their agreement (as described below), or the NEO’s disability or death.

●	Termination for Cause: "Cause" means the occurrence of any of the following (i) the NEO’s continuous failure to substantially perform the NEO’s duties hereunder (unless such failure is a result of a disability); (ii) the NEO’s theft, dishonesty, breach of fiduciary duty for personal profit or falsification of any documents of the Company; (iii) the NEO’s material failure to abide by the applicable code(s) of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of the Company; (iv) knowing or intentional misconduct by the NEO as a result of which the Company is required to prepare an accounting restatement; (v) the NEO’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the NEO’s improper use or disclosure of confidential or proprietary information of the Company); (vi) any intentional misconduct or illegal or grossly negligent conduct by the NEO which is materially injurious to the Company monetarily or otherwise; (vii) any material breach by the NEO of the provisions of Section 9 [Certain Employment Obligations] of their agreement; or (viii) the NEO’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which materially impairs the NEO’s ability to perform his or her duties with the Company. A termination for cause will not take effect unless: (1) the NEO is given written notice by the Company of its intention to terminate the NEO for cause; (2) the notice specifically identifies the particular act or acts or failure or failures to act which are the basis for such termination; and (3) where practicable, the notice is given within sixty (60) days of the Company’s learning of such act or acts or failure or failures to act.
●	Termination for Good Reason: An NEO may resign for "good reason" within sixty days after providing written notice to the Company of any of the following events, if the Company does not cure after such notice: (1) the Company’s failure to comply with any material provision of the NEO’s employment agreement (including but not limited to any reduction of the NEO’s salary or the target annual bonus); (2) a significant diminishment in the nature or scope of the authority, power, function, or duties attached to the NEO’s then-current position without the NEO’s written consent; or (3) a relocation of the NEO’s principal place of employment by more than 25 miles (40 miles in the case of Mr. Balmuth), without the NEO’s written consent.
●	Termination Due to Disability: An NEO’s employment will have terminated due to disability if the NEO is absent from his or her duties on a full-time basis for the entire period of six months as a result of a physical or mental impairment.
●	Termination upon Non-Renewal of Employment Agreement: The NEOs’ existing employment agreements provide for an initial term, subject to one or more extensions for additional consecutive terms. However, an NEO’s employment agreement will expire at the end of its then current term, unless the Company delivers an extension notice at least 180 days prior to the expiration of the term.
●	Voluntary Resignation: An NEO’s employment terminates as a result of voluntary resignation if the NEO resigns for any reason other than "good reason" or disability.

In addition to payments and benefits resulting from the employment termination circumstances described above, the NEOs’ employment agreements provide for certain payments and benefits in connection with a change in control of the Company. Under the NEO employment agreements existing in fiscal 2014, these payments and benefits had either a "single trigger" or a "double trigger" as follows:

●	Change in Control without Regard to Termination: As described below, our NEO employment agreements entered into prior to fiscal 2014 (i.e., Mr. Balmuth, Mr. Baker, and Mr. Fassio), provided for accelerated vesting of restricted stock and performance share awards on a "single trigger" basis, meaning that acceleration is triggered by the occurrence of a change in control of the Company and not conditioned on the NEO’s subsequent termination of employment. Beginning in fiscal 2014, newly-issued NEO agreements (e.g., Ms. Rentler, Mr. Hartshorn, and Mr. O’Sullivan) no longer provide this "single trigger" acceleration; new NEO contracts will be implemented progressively over the next several years. The NEO employment agreements provide that a "change in control" of the Company occurs if: (1) any person or group acquires more than 35% of the total voting power of the Company’s stock; (2) the Company is a party to a merger in which any person or group acquires more than 50% of the total fair market value or total voting power of the Company’s stock; or (3) there is a sale, exchange or transfer of all or substantially all of the Company’s assets.
●

Termination without Cause or for Good Reason following Change in Control: In addition to the accelerated vesting of restricted stock on a "single trigger" basis, the NEO employment agreements in fiscal 2014 provide for certain additional payments and benefits on a "double trigger" basis. These additional payments and benefits are provided if, during the period beginning one month prior to and ending twelve months following a change in control, the NEO’s employment is terminated without cause or the NEO resigns for good reason.

Employment Agreement with Mr. Balmuth, Former CEO and Current Executive Chairman

Mr. Balmuth served as Vice Chairman of the Board and Chief Executive Officer through May 31, 2014, at which point he became Executive Chairman. The Company’s current employment agreement with Mr. Balmuth extends through May 31, 2016. The current agreement provides that Mr. Balmuth was to receive an annual salary of at least $1,209,000 through May 31, 2014, at which time Mr. Balmuth ceased to hold the office of Chief Executive Officer, but continues to serve as an executive officer of the Company and as Chairman of the Board, with the title Executive Chairman through at least May 31, 2016. During this time, Mr. Balmuth will receive a salary of at least $1,000,000, subject to annual increases as part of the Company’s annual review process.

Our existing agreement with Mr. Balmuth provides that if his employment is terminated without cause, if he resigns for good reason, or if his employment terminates due to disability, he would be entitled to continued payment of his then current salary for a period of two years from the date of such termination. He would also be entitled to a bonus equal to two times his target bonus for the fiscal year in which the termination occurs. Restricted stock would vest on a prorated basis, based on time employed. Performance shares earned and determined would vest in full. The number of performance shares earned would be based on actual performance against target, capped at 100% of target and prorated based on time employed.

If Mr. Balmuth is terminated for cause or resigns voluntarily other than for good reason, he would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date. Any unvested restricted stock awards would be forfeited as of his termination date. In event of Mr. Balmuth’s death, Mr. Balmuth’s estate will be entitled to receive salary and benefits through the termination date, as well as a prorated bonus for that year, capped at 100% of target. Performance shares earned and determined would vest in full. For any unsettled performance shares, the amount earned would be based on actual performance against target, capped at 100% of target and prorated based on time employed.

In addition to the payments and benefits described above, under the terms of his employment agreement, Mr. Balmuth and his spouse will continue to be eligible for certain Company-paid benefits until their respective deaths, regardless of the reason for Mr. Balmuth’s termination of employment. These benefits include executive medical, dental, and vision, and behavioral health insurance, health advisory services, life insurance, accidental death and dismemberment insurance, business travel insurance, group excess personal liability insurance, and certain "matching contributions" (as that term is defined in his agreement). Mr. Balmuth will receive estate planning expense reimbursements until his death, of up to $20,000 annually, or more based on the reimbursement benefit of the then-current CEO.

Under Mr. Balmuth’s current employment agreement, if the Company undergoes a change in control, restricted stock and a target number of performance shares would immediately vest in full. Under the Restricted Stock Units Agreement with Mr. Balmuth, the units convert into a right to receive cash equal to the Fair Market Value of the shares on the Settlement Date if the acquiring company fails to assume the award.

If within one year following a change in control of the Company, Mr. Balmuth’s employment is terminated either by the Company without cause or he resigns for good reason, in addition to the equity acceleration triggered by the change in control as described above, Mr. Balmuth would be entitled to a lump sum payment equal to the product of (a) the sum of (i) his then current salary plus (ii) the greater of the most recent annual bonus paid to him or his target bonus for the fiscal year in which such termination occurs; and (b) the greater of two or the number of full and partial years remaining under the term of his employment agreement.

Mr. Balmuth’s employment agreement provides that if he becomes subject to any excise tax imposed by Section 4999 of the Internal Revenue Code on "excess parachute payments" as a result of any payments and benefits he receives under his employment agreement or any other Company plan or agreement, then the Company will pay him an amount that places him in the best after-tax position. The Company does not provide Mr. Balmuth with a "gross-up" payment.

Employment Agreements with Ms. Rentler, Mr. Hartshorn, Mr. O’Sullivan, Mr. Fassio, and Mr. Baker

During fiscal 2014, our agreements with Ms. Rentler (our current CEO), Mr. Hartshorn, Mr. O’Sullivan, Mr. Fassio, and Mr. Baker provided that if the NEO’s employment is terminated due to disability, without cause, or if he or she resigns for good reason, the NEO would be entitled to continued payment of his or her then current salary through the remaining term of the employment agreement. The NEO would also be entitled to continued payment of an annual bonus through the remainder of the agreement term, prorated for the final year of the agreement term, with the bonus amount based on the annual bonus that would have been earned had the NEO not been terminated, but in any case not to exceed 100% of his or her target bonus. Restricted stock would immediately vest on a prorated basis, based on time employed. Performance shares earned would be based on actual performance against target, capped at 100% of target and prorated based on time employed. Repayment/ reacquisition rights by the Company as to prior dividends on unvested restricted stock would be waived.

If the NEO’s employment agreement expires as a result of its non-renewal, he or she would be entitled to any compensation and benefits earned through the date of expiration. In addition, the NEO would be entitled to receive an annual bonus for the year of termination, prorated for the portion of the bonus year elapsing prior to termination of employment, based on the annual bonus that would have been earned had the NEO not been terminated, but in any case not to exceed 100% of his or her target bonus. Restricted stock would immediately vest on a prorated basis, based on time employed. Performance shares earned would be based on actual performance against target, capped at 100% of target and prorated based on time employed. Repayment/ reacquisition rights by the Company as to prior dividends on unvested restricted stock would be waived.

If the NEO is terminated for cause or resigns voluntarily other than for good reason, he or she would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date. Restricted stock and unvested performance shares would be forfeited on termination.

If the NEO dies, he or she would be entitled to payment of salary through the termination date, and a prorated bonus would be paid, capped at 100% of the NEO’s target. Restricted stock grants granted prior to January 22, 2014 would be forfeited upon termination. Restricted stock grants granted on January 22, 2014 or later would accelerate, provided that the executive had continued in service for at least one year after the date of grant. A portion of the performance share awards would be earned at termination. Payout of unsettled performance share awards would be based on actual performance against target, capped at 100% of target and prorated for period employed; settled but unvested performance share awards would accelerate as of date of death.

As discussed above, under the form of their agreements entered into prior to fiscal 2014 (currently only Mr. Fassio), in the event there is a change in control of the Company, all restricted stock and the target number of performance share awards held by the NEO would vest in full. Agreements for Ms. Rentler, Mr. Hartshorn, and Mr. O’Sullivan, and NEO agreements issued in the future, no longer provide such "single trigger" acceleration.

If within a period beginning one month prior to and ending one year following a change in control of the Company, the NEO’s employment is terminated either by the Company without cause or due to resignation for good reason, the NEO would be entitled to a cash payment equal to 2.99 times the sum of his or her then current salary and target annual bonus. In addition, the NEO would be entitled to continuation of health care coverage at the Company’s expense and reimbursement of estate planning expenses for the remainder of the term of his or her employment agreement.

Each NEO's employment agreement provides that if he or she becomes subject to any excise tax imposed by Section 4999 of the Internal Revenue Code on "excess parachute payments" as a result of any payments and benefits the NEO receives under his or her employment agreement or any other Company plan or agreement, then the Company will pay the NEO an amount that places the NEO in the best after-tax position. The Company does not provide the NEO with a "gross-up" payment.

Applicable Terms of Equity Award Plans

Under the terms of our equity award plans, the Board of Directors generally has the discretion to provide for the acceleration of vesting in the event of a change in control or other circumstances as determined by the Board in its discretion. Under the terms of the individual award agreements for each participant in our equity award plans, including executive officers, the Board has provided in grants made for fiscal 2014 (and prior years) that, in the event of a change in control of the Company, any unvested shares of restricted stock will automatically become completely vested and the vesting of any outstanding stock options that are not assumed by the acquiring or successor corporation will be accelerated in full.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Orban, Mr. Bjorklund, and Mr. Peiros have served on the Compensation Committee of our Board for the past fiscal year. None of the members of the Compensation Committee are or have been an officer or employee of the Company. During fiscal 2014, no member of the Compensation Committee had any relationship with the Company requiring disclosure of a related party transaction under Item 404 of Regulation S-K. During fiscal 2014, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officers served on our Compensation Committee or Board.

RELATED PERSON TRANSACTIONS

The Company maintains consulting and benefits agreements with Mr. Ferber, a director and Chairman Emeritus of the Board. Further details are described in this Proxy Statement under the caption "Compensation of Directors - Other Compensation." Robert Ferber, the son of Norman Ferber, is a buyer with the Company. For fiscal 2014, the Company paid Robert Ferber compensation including salary and bonus of approximately $133,000. The Company’s procedure for review, approval, or ratification of related party transactions is to present them to the Audit Committee, except for executive and director compensation-related matters approved or authorized by the Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and officers are required by Section 16 of the Securities Exchange Act of 1934 to report on public filings made with the Securities and Exchange Commission their transactions in, and beneficial ownership of, our common stock, including stock options and other derivative securities. Ms. Garrett, a director, was late in filing one Form 5 report regarding one transaction from fiscal 2013. This transaction involved a transfer by Ms. Garrett to her Living Trust. A Form 5 filing for Ms. Garrett has been filed relating to this prior transfer of shares. Ms. Panattoni, our President, Merchandising, Ross Dress for Less, was late in filing one Form 4 regarding one transaction for fiscal 2014. This transaction involved the acquisition of shares pursuant to a restricted stock award granted to her in fiscal 2014.

PROXY SOLICITATION FEES

The cost of distribution of materials and any solicitation of proxies will be borne by the Company. We have retained Broadridge Financial Solutions, Inc. "Broadridge" to assist in the distribution of materials, and Broadridge and D.F. King to provide incremental support in soliciting proxies.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which management intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournments or postponements thereof, the persons named in the accompanying Proxy will vote the Proxy on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Proposals of stockholders intended to be presented at our next Annual Meeting of Stockholders (1) must be received by the Company at its offices at 5130 Hacienda Drive, Dublin, CA 94568 no later than December 10, 2015 and (2) must satisfy the conditions set forth in the Company's Bylaws and the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's Proxy Statement for that meeting.

By Order of the Board of Directors,

John G. Call
Corporate Secretary

Dated: April 8, 2015

AMENDED AND RESTATED

ROSS STORES, INC.

EMPLOYEE STOCK PURCHASE PLAN

Amended and Restated on _____, 2015

1. Purpose. The Amended and Restated Ross Stores, Inc. Employee Stock Purchase Plan (the “Plan”) is established to provide eligible employees of Ross Stores, Inc. (“Ross”) and any current or future parent or subsidiary corporation of Ross (collectively referred to as the “Company”) with an opportunity to acquire a proprietary interest in the Company by the purchase of common stock of Ross. For purposes of this Plan, a parent corporation and a subsidiary corporation shall be as defined in section 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”). It is intended that the Plan shall qualify as an “employee stock purchase plan” under section 423 of the Code (including any future amendments or replacements of such section), and the Plan shall be so construed. Any term not expressly defined in the Plan but defined for purposes of section 423 of the Code shall have the same definition herein. The Plan was first made effective as of May 27, 1988. The Plan, as amended and restated on ________, 2015, is effective for Offering Periods commencing on or after __________, 2015.

2. Administration. The Plan shall be administered by the Board of Directors of Ross, including any committee or subcommittee of the Board of Directors, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board (collectively, the “Board”); provided, however, that the Senior Vice President, Human Resources or any other officer of the Company appointed by the Board for such purpose shall have the authority to take any and all actions assigned to the Board or the Company by the Plan, other than (a) an amendment to Section 3, Section 4 or Section 8 of the Plan, (b) termination of the Plan or (c) any amendment to the Plan that would require approval of the stockholders of the Company under any applicable law. All questions of interpretation of the Plan or of any option granted pursuant to the Plan (an “Option”) shall be determined by the Board and shall be final and binding upon all persons having an interest in the Plan and/or any Option. Subject to the provisions of the Plan, the Board shall determine all of the relevant terms and conditions of Options granted pursuant to the Plan; provided, however, that all Participants granted Options pursuant to the Plan shall have the same rights and privileges within the meaning of section 423(b)(5) of the Code. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

3. Share Reserve. Subject to the provisions of Section 14 relating to adjustments upon changes in securities, the maximum number of shares which may be issued under the Plan shall be 22,500,000 shares of Ross common stock (the “Shares”). In the event that any Option for any reason expires or is terminated, the Shares allocable to the unexercised portion of such Option may again be subjected to an Option.

4. Eligibility. Any employee of the Company is eligible to participate in the Plan except the following:

(a) employees who are customarily employed by the Company for less than twenty (20) hours a week;

(b) employees who have not completed six (6) months of continuous employment with the Company as of the commencement of an Offering Period.

(c) employees whose customary employment is for not more than five (5) months in any calendar year; and

(d) employees who own or hold options to purchase or who, as a result of participation in this Plan, would own or hold options to purchase, stock of a corporation which comprises part of the Company possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of such corporation within the meaning of section 423(b)(3) of the Code.

5. Offering Dates.

(a) Offering Periods. Except as otherwise set forth below, the Plan shall be implemented on and after January 1, 2008 by a single series of offerings (each an “Offering”). Unless otherwise determined by the Board, each Offering shall be approximately three (3) months in duration (an “Offering Period”). Offering Periods shall commence on or about January 1, April 1, July 1 and October 1 of each year and shall end on or about the next March 31, June 30, September 30 and December 31 respectively thereafter. The Board may establish a different term for one or more Offerings and/or different commencing and/or ending dates for such Offerings; provided, however, that such different terms shall comply with the provisions of section 423(b)(7) of the Code. An employee who becomes eligible to participate in the Plan after an Offering Period has commenced shall not be eligible to participate in such Offering but may participate in any subsequent Offering provided such employee is still eligible to participate in the Plan as of the commencement of any such subsequent Offering. The first day of an Offering Period shall be the “Offering Date” for such Offering Period. In the event the first and/or last day of an Offering Period is not a day on which the primary market for the Shares is open for trading, the Company shall specify the trading day that will be deemed the first or last day, as the case may be, of the Offering Period.

(b) Governmental Approval; Stockholder Approval. Notwithstanding any other provision of the Plan to the contrary, any Option granted pursuant to the Plan shall be subject to (i) obtaining all necessary governmental approvals and/or qualifications of the sale and/or issuance of the Options and/or the Shares; and (ii) obtaining any necessary stockholder approval of the Plan.

6. Participation in the Plan.

(a) Initial Participation. An eligible employee shall become a Participant on the first Offering Date after satisfying the eligibility requirements and signing and delivering to the Company office or representative specified by Company (including a third-party administrator designated by the Company) at such time prior to such Offering Date as may be established by the Company (the “Enrollment Date”) a subscription agreement indicating the employee’s election to participate and authorizing payroll deductions. The subscription agreement may be in such written or electronic form as the Company may permit or require, provided that each electronic subscription agreement shall be digitally signed or authenticated by the Participant in the manner specified by the Company. An eligible employee who does not deliver a subscription agreement in the manner permitted or required prior to the applicable Enrollment Date for the first Offering Period after becoming eligible to participate in the Plan shall not participate in the Plan for that Offering Period or for any subsequent Offering Period unless such employee subsequently enrolls in the Plan by delivering a subscription agreement prior to the applicable Enrollment Date for such subsequent Offering Period.

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(b) Continued Participation. Subject to satisfying the eligibility requirements for a particular Offering Period, a Participant shall automatically participate in each succeeding Offering Period until such time as such Participant withdraws from the Plan pursuant to Section 11 or terminates employment as provided in Section 12. A Participant is not required to deliver any additional subscription agreements for subsequent Offering Periods in order to continue participation in the Plan.

7. Right to Purchase Shares.

(a) Except as set forth below, as of the first day of an Offering Period (the “Offering Date”), each Participant in such Offering Period shall be granted an Option consisting of the right to purchase that number of whole Shares arrived at by dividing (i) the product of $2,083.33 and the number of months (rounded to the nearest whole month) contained in the Offering Period by (ii) one hundred percent (100%) of the Fair Market Value of a Share on the Offering Date.

(b) “Fair Market Value” means the value of a security, as determined in good faith by the Board. Unless otherwise provided herein, if the security is listed on any established stock exchange or market system, the Fair Market Value of the security shall be the closing sale price (rounded up where necessary to the nearest whole cent) for such security (or the closing bid if no sales were reported) as quoted on such exchange or market system (or the exchange or market system with the greatest volume of trading in the relevant security of the Company) on the trading day which is coincident with the relevant determination date, as reported in The Wall Street Journal or such other source as the Board deems reliable.

8. Purchase Price. The purchase price at which Shares may be acquired in an Offering pursuant to the exercise of all or any portion of an Option granted under the Plan (the “Offering Exercise Price”) shall be set by the Board; provided, however, that the purchase price per Share shall not be less than eighty-five percent (85%) of the lesser of (a) the Fair Market Value of a Share on the Offering Date of such Offering Period, or (b) the Fair Market Value of a Share at the time of exercise of the Option. Unless otherwise provided by the Board prior to the commencement of an Offering Period, the Offering Exercise Price shall be eighty-five percent (85%) of the Fair Market Value of a Share at the time of exercise of the Option.

9. Payment of Purchase Price. Shares which are acquired pursuant to the exercise of all or any portion of an Option may be paid for only by means of payroll deductions accumulated during the Offering Period. Except as set forth below, the amount of Compensation to be withheld from a Participant’s Compensation during each pay period shall be determined by the Participant’s subscription agreement. For purposes of the Plan, a Participant’s “Compensation” with respect to an Offering shall include all amounts paid in cash and includable as “wages” subject to tax under section 3101(a) of the Code without applying the dollar limitation of section 3121(a) of the Code; provided, however, Compensation shall not include amounts paid as a bonus to a Participant. Accordingly, Compensation shall include salaries, commission and overtime. “Compensation” shall not include reimbursements of expenses, allowances or any amount deemed received without the actual transfer of cash or any amounts directly or indirectly paid pursuant to the Plan or any other stock purchase or stock option plan.

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(a) During an Offering Period, a Participant may elect to increase or decrease (including to zero) the amount withheld from his or her Compensation by filing an amended subscription agreement with the Company; provided, that a Participant may not increase the amount withheld from his or her Compensation with respect to any Offering Period that is ongoing at the time the Company receives the amended subscription agreement. A Participant’s election to increase the amount withheld from his or her Compensation shall be effective as of the next Offering Period that begins after the date the Company receives the amended subscription agreement; provided that the Company receives the amended subscription agreement during the enrollment period established by the Company and on or before the Enrollment Date for that Offering Period. A Participant’s election to decrease the amount withheld from his or her Compensation shall be effective as soon as administratively practicable after receipt of the amended subscription agreement by the Company.

(b) The amount of payroll withholding with respect to the Plan for any Participant during any pay period shall not exceed ten percent (10%) of the Participant’s Compensation for such pay period.

(c) Payroll deductions shall commence on the first payday following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in the Plan.

(d) Individual accounts shall be maintained for each Participant. All payroll deductions from a Participant’s Compensation shall be credited to such account and shall be deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

(e) Interest shall not be paid on sums withheld from a Participant’s Compensation.

(f) On the last day of an Offering Period, each Participant who has not withdrawn from the Offering or whose participation in the Offering has not terminated on or before such last day shall automatically acquire pursuant to the exercise of the Participant’s Option the number of whole Shares arrived at by dividing the total amount of the Participant’s accumulated payroll deductions for the Offering by the Offering Exercise Price; provided, however, in no event shall the number of Shares purchased by the Participant exceed the number of Shares subject to the Participant’s Option.

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(g) Any cash balance remaining in the Participant’s account shall be refunded to the Participant as soon as practical after the last day of the Offering Period. In the event the cash to be returned to a Participant pursuant to the preceding sentence is an amount less than the amount necessary to purchase a whole Share, the Company may establish procedures whereby such cash is maintained in the Participant’s account and applied toward the purchase of Shares in the subsequent Offering.

(h) At the time the Option is exercised, in whole or in part, or at the time some or all of the Shares are disposed of, the Company shall withhold from the Participant’s Compensation, or the Participant shall otherwise make adequate provision for, an amount equal to the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise upon exercise of the Option or disposition of Shares, respectively.

(i) No Shares shall be purchased on behalf of a Participant whose participation in the Offering or the Plan has terminated on or before the date of exercise.

(j) The Company may, from time to time, establish or implement (i) a minimum required withholding amount for participation in any Offering which shall not exceed one percent (1%) of the Participant’s Compensation, (ii) limitations on the frequency and/or number of changes in the amount withheld during an Offering, (iii) an exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (iv) changes to a payroll deduction to an amount in excess of or less than the amount designated by a Participant in order to adjust for delays or administrative errors in the Company’s processing of a subscription agreement or otherwise affecting a Participant’s election or as advisable to comply with Section 423 of the Code, and/or (v) such other limitations or procedures as deemed advisable by the Company in the Company’s sole discretion which are consistent with the Plan and in accordance with the requirements of Section 423 of the Code.

(k) Any portion of a Participant’s Option remaining unexercised after the end of the Offering Period to which such Option relates shall expire immediately upon the end of such Offering Period. Any Shares subject to the unexercised portion of an Option at the end of an Offering Period shall be returned to the Plan’s share reserve.

10. Limitations on Purchase of Shares; Rights as a Stockholder.

(a) Fair Market Value Limitation. No Participant shall be entitled to purchase Shares under the Plan (or any other employee stock purchase plan which is intended to meet the requirements of section 423 of the Code sponsored by Ross, a parent corporation of Ross as defined in section 424(e) of the Code or a subsidiary corporation of Ross as defined in section 424(f) of the Code) at a rate which exceeds $25,000 in Fair Market Value, determined as of the Offering Date for each Offering Period (or such other limit as may be imposed by the Code), for each calendar year in which the Participant participates in the Plan (or any other employee stock purchase plan described in this sentence).

(b) Pro Rata Allocation. In the event the number of Shares which might be purchased by all Participants in the Plan exceeds the number of Shares available in the Plan, the Company shall make a pro rata allocation of the remaining Shares in as uniform a manner as shall be practicable and as the Company shall determine to be equitable.

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(c) Rights as a Stockholder and Employee. A Participant shall have no rights as a stockholder by virtue of the Participant’s participation in the Plan until the date of the issuance of a stock certificate(s) for the shares being purchased pursuant to the exercise of the Participant’s Option. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate(s) are issued. Nothing herein shall confer upon a Participant any right to continue in the employ of the Company or interfere in any way with any right of the Company to terminate the Participant’s employment at any time.

11. Withdrawal from Plan.

(a) Withdrawal. A Participant may withdraw from an Offering and the Plan by signing and delivering to the Company office or representative specified by Company (including a third-party administrator designated by the Company), a written or electronic notice of withdrawal in a form permitted or required by the Company for such purpose. Any electronic notice of withdrawal shall be digitally signed or authenticated by the Participant in the manner specified by the Company. Such withdrawal may be elected at any time prior to the end of an Offering Period. Notwithstanding anything to the contrary in Section 6(b), in the event a Participant voluntarily elects to withdraw from an Offering, the Participant may not resume participation in the Plan during the same Offering Period, but may participate in any subsequent Offering under the Plan by filing a new subscription agreement in the same manner as set forth above for initial participation in the Plan.

(b) Return of Payroll Deductions. Upon withdrawal from an Offering, the withdrawn Participant’s accumulated payroll deductions shall be returned as soon as practicable after the withdrawal, without the payment of any interest, to the Participant and all of the Participant’s rights in the Offering shall terminate. Such accumulated payroll deductions may not be applied to any other Offering under the Plan.

12. Termination of Employment. Termination of a Participant’s employment with the Company for any reason, including retirement or death or the failure of a Participant to remain an employee eligible to participate in the Plan, shall terminate the Participant’s participation in the Plan immediately. In such event, the payroll deductions credited to the Participant’s account shall, as soon as practicable, be returned to the Participant or, in the case of the Participant’s death, to the Participant’s legal representative, and all of the Participant’s rights under the Plan shall terminate. Interest shall not be paid on sums returned to a Participant pursuant to this Section 12. A Participant whose participation has been so terminated may again become eligible to participate in the Plan by again satisfying the requirements of Section 4.

13. Repayment of Payroll Deductions. In the event a Participant’s rights in the Plan or any Offering therein are terminated, the Company shall deliver as soon as practicable to the Participant any payroll deductions credited to the Participant’s account with respect to the Plan or any such Offering. Interest shall not be paid on sums returned to a Participant pursuant to this Section 13.

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14. Adjustments Upon Changes in Securities.

(a) If any change is made in the Shares subject to the Plan, or subject to any Option, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the type of security and the maximum number of Shares subject to the Plan pursuant to Section 3 and the outstanding Options will be appropriately adjusted in the type of security, number of shares, and purchase limits of such outstanding Options. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction that does not involve the receipt of consideration by the Company.)

(b) In the event of a Change in Control, then, as determined by the Board in its sole discretion (i) any surviving or acquiring corporation may assume outstanding Options or substitute similar Options for those under the Plan, (ii) such Options may continue in full force and effect, or (iii) the Participants’ accumulated payroll deductions may be used to purchase Shares immediately prior to the effective date of the Change in Control transaction and the Participants’ Options under the ongoing Offering(s) terminated. In the event that no affirmative determination is made by the Board pursuant to the preceding sentence, then alternative (iii) shall apply automatically.

(c) “Change in Control” means the occurrence of any of the following events:

(i) A dissolution or liquidation of the Company.

(ii) A sale, lease or other disposition of all or substantially all of the assets of the Company.

(iii) A merger, reverse merger, consolidation or reorganization of the Company with or into another corporation or other legal person, or any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged.

15. Non-Transferability. An Option may not be transferred in any manner otherwise than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant.

16. Reports. Each Participant who exercised all or part of his or her Option for an Offering Period shall receive a report of such Participant’s account, the contents of which shall be determined by the Company.

17. Covenants of the Company. The Company shall seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell Shares upon exercise of the Options granted under the Plan. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Shares under the Plan, the Company shall be relieved from any liability for failure to issue and sell Shares upon exercise of such Options unless and until such authority is obtained.

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18. Use of Proceeds from Shares. Proceeds from the sale of Shares pursuant to Options granted under the Plan shall constitute general funds of the Company.

19. Plan Term. This Plan shall continue until terminated by the Board or until all of the Shares reserved for issuance under the Plan have been issued, whichever shall first occur.

20. Amendment, Suspension or Termination of the Plan. The Board may at any time amend, suspend or terminate the Plan, except that (a) no such amendment, suspension or termination shall affect Options previously granted under the Plan unless expressly provided by the Board and (b) no such amendment, suspension or termination may adversely affect an Option previously granted under the Plan without the consent of the Participant, except to the extent permitted by the Plan or as may be necessary to qualify the Plan as an employee stock purchase plan pursuant to Section 423 of the Code or to comply with any applicable law, regulation or rule. In addition, an amendment to the Plan must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would authorize the sale of more shares than are then authorized for issuance under the Plan or would change the definition of the corporations whose employees may be offered Options under the Plan.

IN WITNESS WHEREOF, the undersigned Senior Vice President of Human Resources of the Company certifies that the foregoing Amended and Restated Ross Stores, Inc. Employee Stock Purchase Plan was duly adopted by the Compensation Committee of the Board of Directors of the Company on __________, 2015.

Deon Riley
Senior Vice President, Human Resources

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ROSS STORES, INC.
5130 HACIENDA DRIVE
DUBLIN, CA 94568

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M86382-P63769	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ROSS STORES, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING NOMINEES, AND "FOR" EACH OF PROPOSALS 2, 3, 4, AND 5:

1.	To elect eleven directors for a one-year term as proposed in the accompanying Proxy Statement

	Nominees:		For	Against	Abstain

	1a)	Michael Balmuth	☐	☐	☐

	1b)	K. Gunnar Bjorklund	☐	☐	☐

	1c)	Michael J. Bush	☐	☐	☐

	1d)	Norman A. Ferber	☐	☐	☐

	1e)	Sharon D. Garrett	☐	☐	☐

	1f)	Stephen D. Milligan	☐	☐	☐

	1g)	George P. Orban	☐	☐	☐

	1h)	Michael O'Sullivan	☐	☐	☐

	1i)	Lawrence S. Peiros	☐	☐	☐

	1j)	Gregory L. Quesnel	☐	☐	☐

	1k)	Barbara Rentler	☐	☐	☐

		For	Against	Abstain

2.	To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 600,000,000 to 1,000,000,000 shares.	☐	☐	☐

3.	To approve an amendment to the Company's Employee Stock Purchase Plan ("ESPP") to increase the ESPP's share reserve by 2,500,000 shares.	☐	☐	☐

4.	Advisory vote to approve the resolution on the compensation of the named executive officers.	☐	☐	☐

5.	To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending January 30, 2016.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M86383-P63769

ROSS STORES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Barbara Rentler and John G. Call, and either of them, as attorneys of the undersigned with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ross Stores, Inc. (the "Company"), to be held on May 20, 2015 at 1:00 p.m. PDT, at the Garden Court Hotel, 520 Cowper Street, Palo Alto, CA 94301, and at any continuation or adjournment thereof, with all powers which the undersigned might have if personally present at the meeting.

WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR ALL NOMINEES, FOR EACH OF PROPOSALS 2, 3, 4, AND 5, AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED. PLEASE COMPLETE, DATE, AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)